March 26, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Home Properties, Inc.  The Annual Meeting will be held on Thursday, May 1, 2008, at 2:30 p.m. at the Dryden Theatre of the International Museum of Photography at George Eastman House, 900 East Avenue, Rochester, New York 14607.

A Notice of Annual Meeting and a Proxy Statement are attached.  They describe the matters to be acted upon at the Annual Meeting.

I hope that you will join us at the meeting.  Whether you attend or not, your vote on all of the matters described in the Proxy Statement is very important.  Please sign, date and return the enclosed proxy card in the envelope provided.  Alternatively, you may choose to vote by telephone or internet.  Voting by any of these methods before the meeting will insure that your shares are represented at the meeting.

I look forward to seeing you at the meeting.

Sincerely,

HOME PROPERTIES, INC.

Edward J. Pettinella
President and Chief Executive Officer

HOME PROPERTIES, INC.
Suite 850
Clinton Square
Rochester, New York  14604
_______________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 1, 2008
_______________________________________

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Home Properties, Inc. (the "Company") will be held on Thursday, May 1, 2008 at 2:30 p.m. at the Dryden Theatre of the International Museum of Photography at George Eastman House, 900 East Avenue, Rochester, New York 14607 for the following purposes:

1.	To elect ten directors of the Company to serve until the 2009 Annual Meeting of Stockholders and until their respective successors are elected;
2.	To approve the Company’s 2008 Stock Benefit Plan;
3.	To approve an amendment to the Company’s Deferred Bonus Plan;
4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008; and
5.	To consider and act upon any other matters that are properly brought before the Annual Meeting and at any adjournments or postponements thereof.

The Board of Directors of the Company (the “Board” or the “Board of Directors”) set the close of business on March 7, 2008 as the record date for the Annual Meeting.  Only stockholders whose names appear on the stock register of the Company at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements.  (If you hold your stock in the name of a brokerage firm, bank or other nominee, only that entity can vote your shares.  Please give instructions for your shares to be voted to the person responsible for your account.)

There are four ways to vote:
-  by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope;
-  by internet at http://www.proxyvoting.com/hme;
-  by toll-free telephone at 1-866-540-5760; or
-  by written ballot at the meeting.

If you vote by internet or telephone, your vote must be received before 11:59 p.m. Eastern Standard Time on April 30, 2008, the day before the Annual Meeting.  You may change your vote or revoke your proxy at any time before the Annual Meeting:

-  by returning a later dated proxy card;
-  by sending written notice to Ann M. McCormick, Secretary of the Company at 850 Clinton Square,
   Rochester, New York 14604;
-  by entering a new vote by internet or telephone; or
-  by completing a written ballot at the Annual Meeting.

Rochester, New York	By Order of the Board of Directors
March 26, 2008

Ann M. McCormick
Secretary

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY ONE OF THE ABOVE METHODS.  IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY VOTED.

HOME PROPERTIES, INC.
Suite 850
Clinton Square
Rochester, New York  14604
_______________________________________

PROXY STATEMENT
_______________________________________

FOR 2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 1, 2008

March 26, 2008
GENERAL INFORMATION

This Proxy Statement is delivered to you in connection with the solicitation of proxies by the Board of Directors of Home Properties, Inc. (the "Company") for use at the 2008 Annual Meeting of Stockholders of the Company (the "Annual Meeting").  The Annual Meeting will be held on Thursday, May 1, 2008 at 2:30 p.m. at the Dryden Theatre of the International Museum of Photography at George Eastman House, 900 East Avenue, Rochester, New York 14607.  The approximate date on which the enclosed form of proxy and this Proxy Statement are first being sent to stockholders is March 26, 2008.  The principal executive offices of the Company are located at 850 Clinton Square, Rochester, New York 14604.

Who May Vote?

Stockholders of the Company as of the Company’s record date, March 7, 2008, may vote.  On March 7, 2008, there were 31,877,797 shares of the Company’s Common Stock outstanding.  Each share of Common Stock has one vote. In addition, on March 7, 2008, there were 13,429,504 limited partnership units (“UPREIT Units”) outstanding in Home Properties, L.P. (the “Operating Partnership”). The UPREIT Units are exchangeable on a one-for-one basis into shares of Common Stock.  The holders also receive distributions in the same amount and on the same date as dividends are paid on the Company’s Common Stock.  Holders of UPREIT Units have no right to vote those units at the Annual Meeting of Stockholders.

How Do I Vote?

There are four ways to vote:
1.	by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope;
2.	by internet at http://www.proxyvoting.com/hme;
3.	by toll-free telephone at (866) 540-5760; or
4.	by written ballot at the Annual Meeting.

How Does a Proxy Work?

The Company’s Board of Directors is asking for your proxy.  By giving us your proxy, you authorize the proxy holders (Edward J. Pettinella, the Company’s Chief Executive Officer and David P. Gardner, the Company’s Chief Financial Officer) to vote your shares at the Annual Meeting in the manner you direct.

If you vote by any of the above methods but do not specify how you wish to vote your shares, your shares will be voted “for” the election of all nominees for director and for the ratification of the appointment of PriceWaterhouseCoopers LLP as the Company’s independent registered accounting firm for 2008.  The proxy holder will also vote shares according to his discretion on any other matter properly brought before the meeting.

Important Notice Regarding the Availability of Proxy Materials
 for the Annual Stockholders Meeting to Be Held on May 1, 2008

This Proxy Statement and the 2007 Annual Report are available at www.homeproperties.com/Investors/AnnualReports/Proxy

You may receive more than one proxy card depending on how you hold your shares.  For example, if you hold shares through someone else, such as a stockbroker, you may get proxy material from them.  In order for you to vote those shares, you must provide instructions to the record holder as provided in their instructions to you. Even though you have not provided instructions to your record holder, they may vote your shares “for” the election of the nominees for director and “for” the ratification of the independent registered public accounting firm.

What Constitutes a Quorum?

The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Votes withheld, abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present.  A “broker non-vote” refers to a share represented at the Annual Meeting which is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and with respect to which, on one or more but not all proposals, such broker or nominee does not have discretionary voting power to vote such share.

What Vote is Required to Approve Each Proposal?

Proposal 1:  The affirmative vote of a plurality of all of the votes cast at the Annual Meeting is required for the election of directors.  Withhold votes are counted as votes cast.

Proposal 2 and Proposal 3:  The affirmative vote of a majority of the votes cast on each of these Proposals is required for approval of the 2008 Stock Benefit Plan and the amendment to the Deferred Bonus Plan provided that the total vote cast on each of the Proposals represents over 50% in interest of all shares entitled to vote on each of the Proposals.  For purposes of the vote on Proposal 2 and Proposal 3, abstentions and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all common shares entitled to vote on the Proposals cast votes, in which event abstentions and broker non-votes will not have any effect on the result of the vote.

Proposal 4: The affirmative vote of a majority of all of the votes cast at the Annual Meeting is required for ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008.  For purposes of the vote on Proposal 4, abstentions will not be counted as votes cast and will have no effect on the vote.

Can I Change My Vote?

You may revoke your proxy before it is voted at the meeting by entering a new vote by internet or telephone, by submitting a new proxy with a later date, by voting in person at the Annual Meeting or by notifying the Company’s Secretary in writing prior to the Annual Meeting as follows:  Ann M. McCormick, 850 Clinton Square, Rochester, New York 14604.

Can I Access the Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K and the Annual Report on the Internet?

The Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and 2007 Annual Report are available in the Investors section of the Company’s website at www.homeproperties.com/Investors/AnnualReport/Proxy.  Instead of receiving copies of the proxy statement and annual report in the mail, you may elect to receive an email with a link to these documents on the Internet.  Receiving your proxy materials online saves the Company the cost of producing and mailing documents to your home or business and gives you an automatic link to the proxy voting site.  Stockholders may enroll to receive proxy materials online as follows:

•
Stockholders of Record.  If your shares are registered in your own name, go directly to our transfer agent’s website at www.bnymellon.com/shareowner/isd anytime and follow the instructions to register for m-link.

•
Beneficial Stockholders.  If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual Meeting, ten individuals will be elected to serve as directors until the 2009 Annual Meeting and until their successors are elected.

The Board of Directors has nominated Josh E. Fidler, Alan L. Gosule, Leonard F. Helbig, III, Roger W. Kober, Nelson B. Leenhouts, Norman P. Leenhouts, Edward J. Pettinella, Clifford W. Smith, Jr., Paul L. Smith, and Amy L. Tait to serve as directors (the "Nominees").  Each of the Nominees is currently serving as a director of the Company.  The Board of Directors anticipates that each of the Nominees will serve as a director if elected.

If the Nominees are all elected, the size of the Board of Directors will decrease from eleven members to ten members.  Thomas S. Summer, who has been a director of the Company since 2004, notified the Company in January 2008 that he would not stand for re-election to the Board of Directors because of responsibilities associated with a new employment position.   No successor is currently being nominated to replace Mr. Summer.

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of the Nominees as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

Information Regarding Nominees for Director

Brief biographical descriptions of the Nominees follow.  The information was furnished to the Company by the Nominees.  The information is up to date through March 7, 2008.

Josh E. Fidler, age 52, has been a director of the Company since August, 2004.  Mr. Fidler is a Founding Partner of Boulder Ventures, Ltd., a manager of venture capital funds, which has been in operation since 1995.  Since 1985, he also has been a principal in a diversified real estate development business known as The Macks Group.  In 1999, the Company acquired 3,297 apartment units from affiliates of The Macks Group.  Mr. Fidler was also a principal of the entity which owned a 240-unit apartment community which the Company purchased in 2004.  He is a graduate of Brown University and received a law degree from New York University.  Mr. Fidler is a member of the Maryland Region Advisory Board of SunTrust Bank, the Board of Johns Hopkins Medicine and President of the Board of Trustees of The Park School.

Alan L. Gosule, age 67, has been a director of the Company since 1996.  Mr. Gosule has been a partner in the New York Office of the law firm of Clifford Chance US LLP (successor to Rogers & Wells) since August 1991 and prior to that time was a partner in the law firm of Gaston & Snow.  Mr. Gosule is a graduate of Boston University and its Law School and received an LLM in Taxation from Georgetown University.  Mr. Gosule also serves on the Boards of Directors of MFA Mortgage Investments, Inc. and F.L. Putnam Investment Management Company.  He also serves on the Board of Trustees of Ursuline Academy.

Leonard F. Helbig, III, age 62, has been a director of the Company since 1994.  Since September 2002 he has served as a Director of Integra Realty Advisors in Philadelphia.  Between 1980 and 2002 he was employed with Cushman & Wakefield, Inc.  From 1990 until 2002, Mr. Helbig served as President, Financial Services for Cushman & Wakefield, Inc.  Prior to that and since 1984, Mr. Helbig was the Executive Managing Director of the Asset Services and Financial Services Groups.  He was a member of Cushman & Wakefield’s Board of Directors and Executive Committee.  Mr. Helbig is a member of the Urban Land Institute, the Pension Real Estate Association and the International Council of Shopping Centers.  Mr. Helbig is a graduate of LaSalle University and holds the MAI designation of The Appraisal Institute.

Roger W. Kober, age 74, has been a director of the Company since 1994.  He was employed by Rochester Gas and Electric Corporation from 1965 until his retirement on January 1, 1998.  From March 1996 until January 1, 1998, Mr. Kober served as Chairman and Chief Executive Officer of Rochester Gas & Electric Corporation.  He is a Trustee Emeritus of Rochester Institute of Technology.  Mr. Kober is a graduate of Clarkson College and holds a Masters Degree in Engineering from Rochester Institute of Technology.

Nelson B. Leenhouts, age 72, has served as Board Co-Chair since his retirement as Co-Chief Executive Officer effective January 1, 2004.  He had served as Co-Chief Executive Officer, President and a director of the Company since its inception in 1993.  Since its formation, he has also served as a director of HPRS, for which he had also served in various officer capacities prior to his retirement.  Mr. Leenhouts also served as a Senior Advisor to the Company pursuant to an Employment Agreement with a term that expired on December 31, 2006.  In addition, Nelson Leenhouts was employed by the Company to fulfill additional responsibilities with respect to the Company’s development activities pursuant to a Development Agreement, the term of which also expired on December 31, 2006.  Mr. Leenhouts subsequently entered into an Employment Agreement with a term that expired on December 31, 2007.  He continues as an employee of the Company working as a liaison to the development team, but he no longer has an employment agreement.  Nelson Leenhouts was the founder, and a co-owner, together with Norman Leenhouts, of Home Leasing Corporation (“Home Leasing”), and has continued to serve as President of Home Leasing since 1967.  He is a member of the Board of Directors of the Genesee Valley Trust Company.  Nelson Leenhouts is a graduate of the University of Rochester.  He is the twin brother of Norman Leenhouts, the uncle of Amy L. Tait and the step-father of executive officer, Johanna A. Falk.

Norman P. Leenhouts, age 72, has served as Board Co-Chair since his retirement as Co-Chief Executive Officer effective January 1, 2004.  He had served as Board Chair, Co-Chief Executive Officer and a director of the Company since its inception in 1993.  Since its formation, he has also served as a director of HPRS.  Mr. Leenhouts also served as a Senior Advisor to the Company pursuant to an Employment Agreement with a term that expired on December 31, 2006.  Prior to January 1, 2006, Norman Leenhouts was a co-owner, together with Nelson Leenhouts, of Home Leasing, where he had served as Board Chair since 1971.  He currently serves as Chairman of the following:  Broadstone Net Lease, Inc., a private REIT that invests in net lease properties, Broadstone Real Estate, LLC, a commercial property manager, Broadstone Asset Management, LLC and Broadstone Ventures, LLC.  Mr. Leenhouts is also the sole owner of Knollwood Ventures, Inc., a spin-off from Home Leasing as of January 1, 2006.  He is a member of the Board of Trustees of the University of Rochester and The Charles E. Finney School, where he also serves as Board Chair.  He is a graduate of the University of Rochester and is a certified public accountant.  He is the twin brother of Nelson Leenhouts and the father of Amy L. Tait.

Edward J. Pettinella, age 56, has served as President and Chief Executive Officer of the Company since January 1, 2004.  He is also a director.  He joined the Company in 2001 as an Executive Vice President and director.  He is also the President and Chief Executive Officer of Home Properties Resident Services, Inc.  From 1997 until February 2001, Mr. Pettinella served as President, Charter One Bank of New York and Executive Vice President of Charter One Financial, Inc.  From 1980 through 1997, Mr. Pettinella served in several managerial capacities for Rochester Community Savings Bank, Rochester, NY, including the positions of Chief Operating Officer and Chief Financial Officer.  Mr. Pettinella serves on the Boards of Directors of the Rochester Business Alliance, United Way of Greater Rochester, The Lifetime Healthcare Companies, National Multi Housing Counsel, Syracuse University School of Business and the Geneseo Foundation Board.  He is also a member of the Urban Land Institute.  Mr. Pettinella is a graduate of the State University of New York at Geneseo and holds an MBA Degree in finance from Syracuse University.

Clifford W. Smith, Jr., age 61, has been a director of the Company since 1994.  Mr. Smith is the Epstein Professor of Finance of the William E. Simon Graduate School of Business Administration of the University of Rochester, where he has been on the faculty since 1974.  He has written numerous books and articles on a variety of financial, capital markets and risk management topics and has held editorial positions for various journals.  Mr. Smith is a graduate of Emory University and has a PhD from the University of North Carolina at Chapel Hill.

Paul L. Smith, age 72, has been a director of the Company since 1994.  Mr. Smith was a director, Senior Vice President and the Chief Financial Officer of the Eastman Kodak Company from 1983 until he retired in 1993.  He was a member of the Financial Accounting Standards Advisory Council.  He is currently a director of Constellation Brands, Inc.  He is also a member of the Board of Trustees of the George Eastman House and Ohio Wesleyan University.  Mr. Smith is a graduate of Ohio Wesleyan University and holds an MBA Degree in finance from Northwestern University.

Amy L. Tait, age 49, has served as a director of the Company since its inception in 1993.  Effective February 15, 2001, Mrs. Tait resigned her full-time position as Executive Vice President of the Company and as a director of HP Management.  She continued as a consultant to the Company pursuant to a consulting agreement that terminated on February 15, 2002.  She founded Tait Realty Advisors, LLC in 2001, and is currently the Chief Executive Officer and a director of Broadstone Net Lease, Inc. She is also Chief Executive Officer and Secretary of Broadstone Real Estate, LLC, and Broadstone Asset Management, LLC, and Chief Executive Officer of Broadstone Ventures, LLC.  Mrs. Tait joined Home Leasing in 1983 and held several positions with the Company, including Senior and Executive Vice President and Chief Operating Officer.  She currently serves on the M & T Bank Regional Advisory Board and the boards of the United Way of Rochester, Center for Governmental Research, Allendale Columbia School, Monroe County Center for Civic Entrepreneurship and the Simon School Executive Advisory Committee.  Mrs. Tait is a graduate of Princeton University and holds an MBA from the William E. Simon Graduate School of Business Administration of the University of Rochester.  She is the daughter of Norman Leenhouts and the niece of Nelson B. Leenhouts.

BOARD MATTERS

Board Composition

The Company is managed by its Board of Directors.  If all of the Nominees are elected, the Board will have ten members.  With the decision of Thomas S. Summer not to stand for re-election, the Board decided, at least for the current time, to reduce the size of the Board from eleven members to ten.

Board Meetings

The Board holds regular meetings on a quarterly basis.  Pursuant to the Company’s By-Laws, the Board Chair, President or a majority of the Board of Directors may call for a special meeting of the Board.  During 2007, the Board of Directors met six times, including regular and special meetings.  Each director attended at least 75% of the Board’s meetings.  Nine of the eleven directors attended all of the meetings. Two directors each missed one meeting.

Board Independence

Nine of the Company’s eleven current Board members are not employed by the Company.  The Board of Directors has determined that seven of the nine non-employee directors are “independent” within the meaning of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) current director independence standards. The independent directors are: Josh Fidler, Alan Gosule, Leonard Helbig, Roger Kober, Clifford Smith, Paul Smith and Thomas Summer.  Assuming all of the Nominees are re-elected, six of the ten directors will be independent.  This represents more than a majority of the members of the Board of Directors.  The directors determined by the Board not to be independent under the above standards were Nelson Leenhouts, Norman Leenhouts, Edward Pettinella and Amy Tait.

In determining the independence of each director, the Corporate Governance/Nominating Committee of the Board considered any relationships between the Company and the individual director and the director’s immediate family members as required under the applicable standards.  The Board, consistent with the view of the NYSE, determined that the ownership of even a significant amount of stock in the Company is not a bar to a finding of independence.  Consistent with this view of the NYSE, the Board also has determined that ownership of UPREIT Units does not bar the Board from determining that a director is independent.   Messrs. Gosule, Helbig, Kober, C. Smith, P. Smith and Summer have no relationship with the Company other than their compensation and benefits as members of the Board and its Committees and ownership of the Company’s Common Stock.

In evaluating the independence of Mr. Fidler, the Corporate Governance/Nominating Committee and the full Board considered the additional relationships between Mr. Fidler and the Company and determined that none of them was material and that Mr. Fidler is independent.  Specifically, Mr. Fidler is a principal in a diversified real estate development business known as The Macks Group. In 1999, the Company acquired 3,297 apartment units from affiliates of The Macks Group. As partial consideration for the purchase, Mr. Fidler and members of his family acquired approximately 800,000 UPREIT Units in Home Properties L.P.  Pursuant to the purchase agreement, the

Company agreed not to sell or refinance the apartments in a transaction which would require the sellers to recognize taxable income deferred in connection with the sale.  In addition, the Company agreed to register with the SEC shares of its Common Stock for which the UPREIT Units could be exchanged, to pay dividends on the UPREIT Units comparable to those paid on the Company’s Common Stock, and to provide the holders of the UPREIT Units certain rights to protect their tax and economic interests in the event of a “going private” transaction involving the Company. The Board determined that these rights are not material to the Company and do not impair Mr. Fidler’s independence from management.  In addition, in 2004, the Company acquired a 240-unit apartment community for $29,496,000 in cash from an entity owned by Mr. Fidler and members of his family. Certain customary representations and warranties by both the Company and the sellers continue to survive, including related indemnity obligations for any breaches.  The Board determined that since no breaches have occurred in the almost four years since the acquisition and since any breaches by either the Company or the sellers would not be material to the Company, the ongoing contractual provisions are not material to the Company and do not impair Mr. Fidler’s independence from management.

Norman Leenhouts is not an independent director because he was employed by the Company until December 31, 2006 and his brother Nelson remains an employee.  As she is Norman Leenhouts’ daughter, Amy Tait is not an independent director.  Nelson Leenhouts and Edward Pettinella are not independent as they are currently employed by the Company.

Board Evaluation

In 2007, each Board member participated in a written self-evaluation of their performance as a Board member as well as an evaluation of the Board as a whole.  The Board and members of senior management also participated in a written evaluation of the Chief Executive Officer.

Director Qualifications

The Board has established certain minimum qualifications for prospective Board members.  These include a successful professional career as well as the potential to contribute to the effectiveness of the Board as a whole.  Specific qualifications or skills that a prospective Board member must possess include candor, trustworthiness, high ethical standards, dedication and a desire to work hard.  Specific expertise must include one of the following:  successful financial, legal, academic, mergers and acquisitions, technology utilization or business operating experience.

Identifying and Evaluating Nominees for Directors

The Corporate Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director.  The Committee develops and updates a list of potential Board candidates that meet the Board qualifications.  Candidates may come to the attention of the Committee through current Board members, stockholders, management or other persons.  To date, the Committee has not utilized the services of a professional service firm to identify potential candidates, but it may do so in the future.  If a vacancy on the Board occurs or is anticipated, the Committee selects candidates to have personal meetings with members of the Committee, the Co-Chairs of the Board and the Chief Executive Officer.  Selected candidates would then be invited to interact with other Board members and management.  A candidate, if acceptable, would then be elected by the Board (in the event of a mid-term vacancy) or be nominated to stand for election at the next annual stockholders meeting.

Stockholder Nominees

The Corporate Governance/Nominating Committee will consider director candidates proposed by stockholders on the same basis as it considers other potential candidates for Board membership.  Stockholders may submit nominations, which should include the name and address of the proposed candidate as well as biographical information evidencing that the proposed candidate meets the minimum qualifications and possesses the skills and expertise as required by the Board and as described above under “Director Qualifications.”  The submission must also include the candidate’s written consent to the nomination and to serve if elected.  To be considered for nomination for election at the 2009 Annual Meeting and inclusion in the Proxy Statement for the 2009 Annual Meeting of the Stockholders, stockholder submissions for nomination must be received at the office of the Company in care of Secretary, Home Properties, Inc., 850 Clinton Square, Rochester, New York 14604, on or prior to December 2, 2008.

Director Communications

Stockholders and other interested parties may communicate with the Board of Directors by sending written materials to the Board or any of the directors in care of Secretary, Home Properties, Inc., 850 Clinton Square, Rochester, New York 14604.  They may also communicate confidentially or anonymously through use of the Company’s hotline at 1-877-888-0002.  The Company’s Secretary will relay all written communications to the Board of Directors or individual members designated by the stockholder or other interested party.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

BOARD COMMITTEES

Audit Committee

The Company has a separately designated standing Audit Committee.  The Audit Committee operates under a written charter approved by the Committee and the Board.  A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investors/Corporate Governance Highlights.”  In addition, the Company will provide a copy of the charter to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, 850 Clinton Square, Rochester, New York 14604.

The Audit Committee currently consists of Alan Gosule, Roger Kober, Paul Smith and Thomas Summer.  Paul Smith chairs this Committee.  Following the Annual Meeting, and contingent upon their re-election to the Board, the Audit Committee will consist of Alan Gosule, Roger Kober and Paul Smith with Paul Smith continuing as Chair.

The Audit Committee assists the Board in fulfilling its responsibility for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with applicable laws and regulations including the Company’s own Code of Business Conduct and Ethics, and the Company’s internal and disclosure controls and procedures.  The Audit Committee also selects and oversees the Company’s independent registered public accounting firm.

The Audit Committee has adopted procedures for the receipt, retention and treatment of concerns and complaints about accounting, internal controls and auditing matters.  The Audit Committee oversees the existence of a “hot line” (1-877-888-0002) where such concerns and complaints can be anonymously reported.

The Board of Directors has reviewed the qualifications of each member of the Audit Committee and has determined that each member is independent as required by applicable securities laws and by the listing standards of the NYSE.  No Audit Committee member serves on the audit committee of more than one other public company.  In the exercise of its business judgment, the Board of Directors has also determined that each member of the Audit Committee is financially literate.  Finally, the Board has determined that each of Roger Kober, Paul Smith and Tom Summer qualifies as an “audit committee financial expert” as defined by applicable SEC rules, although Mr. Summer will no longer serve as a Board member and as a member of the Audit Committee following the Annual Meeting.

The Audit Committee works closely with management and the Company’s independent registered public accounting firm.  It meets quarterly to review the Company’s financial statements, and on other occasions, on an as needed basis.  The Audit Committee met six times in 2007.  Each of the members of the Audit Committee attended at least 75% of the Committee’s meetings.  In 2007, the Audit Committee conducted a self-evaluation.

Compensation Committee

The Company has a separately designated Compensation Committee.  The Compensation Committee operates under a written charter approved by the Committee and the Board.  A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investors/Corporate Governance Highlights.”  In addition, the Company will provide a copy of the charter to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, 850 Clinton Square, Rochester, New York 14604.

The Compensation Committee currently consists of Josh Fidler, Leonard Helbig, Roger Kober and Clifford Smith, each of whom has been determined by the Board to be an independent director.  Leonard Helbig chairs this Committee.  Following the Annual Meeting, and contingent upon their re-election to the Board, the Compensation Committee will continue to consist of Josh Fidler, Leonard Helbig, Roger Kober and Clifford Smith, with Mr. Helbig continuing as Chair.

The Compensation Committee reviews and approves, at least annually, the Company’s goals and objectives relevant to compensation of the Company’s executive officers, including the Chief Executive Officer, reviews on an annual basis the performance of the Chief Executive Officer in light of those goals and objectives, recommends to the other directors for approval the Chief Executive Officer’s annual compensation, approves the compensation levels of the other executive officers, reviews significant employee benefit programs, and establishes and administers executive compensation programs.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of the Senior Vice President of Human Resources and the Company’s General Counsel.  Compensation Committee meetings are regularly attended by the Co-Chairs of the Board, the Chief Executive Officer, the Senior Vice President of Human Resources and the General Counsel.  At each meeting, the Compensation Committee meets in executive session.  The Compensation Committee’s Chair reports the Committee’s recommendation on executive compensation to the Board.

Independent advisors and the Company’s human resources department support the Compensation Committee in its duties and, along with the Chief Executive Officer and Senior Vice President of Human Resources, may be delegated authority by the Compensation Committee to fulfill certain administrative duties regarding the compensation programs.  The Compensation Committee has sole authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.  It reviews the total fees paid to outside consultants by the Company to ensure that the consultants maintain their objectivity and independence when rendering advice to the Compensation Committee.

In 2007, the Compensation Committee retained the services of FPL Advisory Group, Mercer and First Niagara Consulting Group.  These consultants were engaged directly by the Compensation Committee.  FPL Advisory Group is a human resources and management firm that specializes in the real estate and related financial services industries.  In 2007, they were retained to provide information on compensation, current market trends and practices relating to the Company’s development group.  In 2007, Mercer was retained by the Compensation Committee to assist with the preparation of the Compensation Discussion and Analysis included in the 2007 Proxy Statement.  In 2007, First Niagara Consulting Group was retained by the Compensation Committee to conduct a wage and salary analysis for all positions below the executive group.  First Niagara is a human resources consulting firm focused on employee compensation and benefits consulting.

The Compensation Committee also consults with senior management and, in particular, the Chief Executive Officer and Senior Vice President of Human Resources in making determinations about the executive compensation program and the compensation of individual executive officers.

The Compensation Committee met five times in 2007.  Each of the members of the Compensation Committee attended at least 75% of the Committee’s meetings that occurred while he was a member of the Committee.  In 2007, the Compensation Committee conducted a self-evaluation.

Corporate Governance/Nominating Committee

The Company has a separately designated Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee operates under a written charter approved by the Committee and the Board.  A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investors/Corporate Governance Highlights.”  In addition, the Company will provide a copy of the charter to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, 850 Clinton Square, Rochester, New York 14604.

Pursuant to its charter, the Corporate Governance/Nominating Committee at all times consists of at least three directors, all of whom are independent directors and two of whom are the Chairs of the Audit and Compensation Committees.   This Committee currently consists of Alan Gosule, Leonard Helbig, Clifford Smith and Paul Smith, each of whom has been determined by the Board to be an independent director.  Clifford Smith chairs the Corporate Governance/Nominating Committee. Following the Annual Meeting, and contingent upon their re-election to the Board, the Corporate Governance/Nominating Committee will continue to consist of Alan Gosule, Leonard Helbig, Clifford Smith and Paul Smith with Clifford Smith continuing as Chair.

The Corporate Governance/Nominating Committee identifies individuals qualified to become Board members consistent with criteria approved by the Board, evaluates the size, composition and organization of the Board, monitors implementation of specific corporate governance initiatives, reviews any stockholder proposals submitted to the Company and oversees the evaluation of the Board and the Chief Executive Officer.

The Corporate Governance/Nominating Committee met four times in 2007.  Each of the members of this Committee attended at least 75% of the Committee’s meetings that occurred while he was a member of the Committee.  In 2007, the Corporate Governance/Nominating Committee conducted a self-evaluation.

Real Estate Investment Committee

The Company has a separately designated Real Estate Investment Committee.  The Real Estate Investment Committee operates under a written charter approved by the Committee and the Board.  A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investors/Corporate Governance Highlights.” In addition, the Company will provide a copy of the Charter to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, 850 Clinton Square, Rochester, New York 14604.  The charter for the Real Estate Investment Committee requires that it consist of at least three directors, at least a majority of whom shall be non-employee directors.

Josh Fidler, Leonard Helbig, Nelson Leenhouts, Edward Pettinella, Thomas Summer and Amy Tait are the current members of the Real Estate Investment Committee.  Amy Tait chairs this Committee.  Following the Annual Meeting, and contingent upon their re-election to the Board, the Committee will consist of Josh Fidler, Leonard Helbig, Nelson Leenhouts, Edward Pettinella and Amy Tait, with Amy Tait continuing as Chair.

The purpose of the Real Estate Investment Committee is to review potential acquisitions and dispositions and to approve, or to recommend to the full Board for approval, acceptable transactions pursuant to the authorization parameters established by the Board.

The Real Estate Investment Committee met seven times in 2007.  Each of the members of this Committee attended at least 75% of the Committee’s meetings that occurred while he or she was a member of the Committee.  In 2007, the Real Estate Investment Committee conducted a self-evaluation.

BOARD COMPENSATION

In 2007, the Company paid its non-employee directors an annual stipend of $30,000.  An additional stipend in the amount of $10,000 was paid to the Chair of each of the committees.  Norman Leenhouts was paid an additional annual stipend of $100,000 for his services as Co-Chair and for additional services to be rendered in connection with the Company’s property acquisition and disposition activities.  Non-employee directors were also paid $1,400 for attendance (in person or by telephone) at each Board and committee meeting.  In addition, in 2007, each of the non-employee directors was issued 940 shares of restricted stock and 3,747 options pursuant to the Company’s Amended and Restated 2003 Stock Benefit Plan (the “2003 Stock Benefit Plan”).  The options were issued at an exercise price of $55.50 per share, which was the closing price of a share of the Company’s Common Stock on the date of grant which, according to the 2003 Stock Benefit Plan, was the date of the 2007 Annual Meeting.

For 2008, the Company will pay its non-employee directors an annual stipend of $30,000.  An additional stipend in the amount of $10,000 will be paid to the Chair of each of the committees.  Norman Leenhouts will be paid an additional annual stipend of $100,000 for his services as Co-Chair and for additional services to be rendered in connection with the Company’s acquisition and disposition activities.  Non-employee directors will be paid $1,400 for attendance (in person or by telephone) at each Board and committee meeting.  Contingent upon approval of the 2008 Stock Benefit Plan, each of the non-employee directors will be issued restricted stock and options having a value of $55,000 and $26,000, respectively.  The number of options to be issued will be calculated by dividing $26,000 by 12.5% of the closing price of a share of the Company’s Common Stock on May 1, 2008, the day of the Annual Meeting.  The number of shares of restricted stock to be issued will be calculated by dividing $55,000 by the closing price of a share of the Company’s Common Stock on May 9, 2008.  The Company cannot issue restricted stock under the 2008 Stock Benefit Plan until a registration statement relating to the underlying shares is filed with the SEC.  It cannot file a registration statement until after it files its Quarterly Report on Form 10-Q for the quarter ending March 31, 2008, which is expected to occur on May 9, 2008.  The same restriction does not apply with respect to the issuance of stock options under the 2008 Stock Benefit Plan.  The Board determined the 2007 and 2008 compensation levels for non-employee directors based on an analysis of the amount and type of consideration paid to the boards of the Company’s peer group.

Under the Second Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”) approved by the stockholders at the 2005 Annual Meeting, the non-employee directors can defer up to 100% of their total annual cash compensation (including meeting fees) for three, five or ten years and their compensation in the form of restricted stock for five or ten years.  The Company matches 10% of the deferred cash amount, which amount vests after three years.  A "phantom" stock account is established for each of the director and the Company contribution amounts.  Each deferral and the Company contribution is reflected by crediting those accounts with the phantom equivalent of the number of shares of the Company's Common Stock that could be purchased with the amounts deferred and contributed at the Common Stock's fair market value as of the day before the compensation would otherwise have been paid, or with the number of shares of restricted stock deferred.  Participants' accounts are also credited with the number of shares of the Company's Common Stock that could be purchased with hypothetical dividends that would be paid with respect to shares previously allocated to the accounts on the same date and at the same price that shares are purchased for participants in the dividend reinvestment feature of the Company's Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”).  Payments out of the deferred accounts, upon vesting or otherwise, are made by issuance of Common Stock, except in the event of payment by reason of a change in control in which event payment may be made in cash or by issuance of Common Stock at the election of the Compensation Committee.  The Director Deferred Compensation Plan is designed to provide substantially the same benefits to the non-employee directors as are provided to eligible employees under the Company's Deferred Bonus Plan (the “Deferred Bonus Plan”).

Directors of the Company who are employees of the Company do not receive any compensation for their services as directors. All directors are reimbursed for their expenses incurred in attending directors' meetings.

The following table summarizes the compensation paid by the Company to non-employee directors for the year ended December 31, 2007.  There are no amounts to report in the Non-Equity Incentive Plan Compensation and the Change in Pension Value and Nonqualified Deferred Compensation Earnings columns so these have not been included on the table.

2007 DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Norman P. Leenhouts, Co-Chair(5)	166,400	54,999	25,168	1,842	248,409
William Balderston, III	66,900	-	9,979	6,296	83,175
Josh E. Fidler	53,800	54,999	28,066	6,736	143,601
Alan L. Gosule	66,400	54,999	35,148	10,389	166,936
Leonard F. Helbig III	81,200	54,999	35,148	11,170	182,517
Roger W. Kober	62,000	54,999	35,148	10,656	162,803
Clifford W. Smith Jr.	100,550	54,999	35,148	12,492	203,189
Paul L. Smith	70,600	54,999	35,148	8,985	169,732
Thomas S. Summer	67,800	54,999	28,066	6,736	157,601
Amy L. Tait	66,600	54,999	35,148	8,563	165,310

(1)           William Balderston, III is listed on this table since he served as a director until the 2007 Annual Stockholders Meeting on May 1, 2007.  Nelson Leenhouts is not listed on this table since he continues to be an employee of the Company as described in “Transactions with Related Persons, Promoters and Certain Control Persons” beginning on page 36.  He did not receive any compensation for his services as a director in 2007.

(2)           Each of the listed directors, except for William Balderston, was granted 940 shares of restricted stock in 2007.  This column includes the grant date fair value of the restricted stock award, which was calculated using the closing price ($58.51) of a share of the Company’s Common Stock on the grant date (February 28, 2007).  In recognition of his retirement following the 2007 Annual Meeting of Stockholders and the fact that, at retirement, he served as a director for half of the Board’s 2007 quarterly meetings, Mr. Balderston was paid in cash the pro-rata share (one-half) of the value of the restricted stock or $27,500 in lieu of being issued restricted stock.  The cash amount is included in the first column next to his name.

(3)           Each of the listed directors, except for William Balderston, was granted options to purchase 3,747 shares of the Company’s Common Stock in 2007.  This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2007 for the fair value of stock options granted to each of the directors in 2007 as well as prior years, in accordance with SFAS 123R except, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  The grant date fair value of these options was $6.72 per share or $25,180 in the aggregate per director.  This value was calculated using the Black-Scholes formula.  For additional information on the valuation assumptions with respect to the 2007 grants as well as the grants made prior to 2007, refer to note 9 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC.

(4)           This column represents:  (a) dividends paid on all shares of restricted stock held by each of the listed directors whether receipt of the restricted stock was deferred or not; plus (b) value of all hypothetical dividends paid in 2007 on the Company 10% match shares in the listed director’s deferred compensation account.

(5)           In addition to the above amounts, Norman Leenhouts received $66,285 in dividends paid in 2007 on shares of restricted stock issued to him when he was still an employee of the Company.  In addition, as a result of his retirement as an employee of the Company, all amounts ($1,117,944) deferred by Mr. Leenhouts pursuant to the Deferred Bonus Plan were issued in stock.

CORPORATE GOVERNANCE

Code of Ethics

A significant part of the Company’s culture is the focus on “doing the right thing.”  The Company has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) to embody the Company’s commitment to continue to conduct business in accordance with the highest ethical standards.  The Code of Ethics applies to all employees and directors of the Company.  The Code of Ethics covers such topics as conflicts of interest, proper use of Company property, complete and accurate reporting and disclosure of its business and financial results and compliance with laws.  Each employee and each member of the Board of Directors is required on an annual basis to acknowledge that they have received a copy of and reviewed the Code of Ethics and to disclose any situation that may conflict with the provisions of the Code of Ethics.

The Company has also adopted a Code of Ethics for Senior Financial Officers (“Senior Financial Officer Code of Ethics”) that applies to the Chief Executive Officer, Chief Financial Officer, Treasurer and Controller.  These individuals also are required to comply with the Code of Ethics.

The Code of Ethics and Senior Financial Officer Code of Ethics meet the definition of “Code of Ethics” under the rules and regulations of the SEC and the listing standards of the NYSE.  Both Codes are available on the Company’s website at www.homeproperties.com under the heading “Investors/Corporate Governance Highlights.”  In addition, the Company will provide a copy of the Codes to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, Inc., 850 Clinton Square, Rochester, NY 14604.  Amendments to the Code of Ethics and Senior Financial Officer Code of Ethics and any waivers granted thereunder will be posted on the Company’s website under that heading.  The Audit Committee of the Board of Directors monitors the implementation and enforcement of both Codes.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines (the “Guidelines”) which meet the requirements of the listing standards of the NYSE and cover such topics as director qualifications and responsibilities, director access to management, and director orientation and continuing education.  Some specific policies included in the Guidelines follow.

Retirement Age.  The retirement age for directors is 75.

Change of Employment.  Any director who changes jobs or employers or otherwise experiences a significant change in job responsibilities is to submit a letter to the Board offering to resign as a Board member.

Other Boards.  Directors may not serve on the boards of more than two additional public companies.

Stock Ownership.  Within five years of becoming a director of the Company, directors are required to have equity in the Company having a then current value of not less than $100,000.

Meeting Attendance.  Directors are expected to attend each annual stockholders meeting, all Board meetings and meetings of the Committees on which they serve.  All of the directors attended the 2007 Annual Meeting of Stockholders.

Executive Sessions.  The non-management directors are to meet at least quarterly in executive sessions and, at least once per year, without any directors who are not independent directors.  The Chair of the Corporate Governance/ Nominating Committee presides at the executive sessions.

A copy of the Guidelines is available on the Company’s website at www.homeproperties.com under the heading “Investors/Corporate Governance Highlights.”  In addition, the Company will provide a copy of the Guidelines to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, Inc., 850 Clinton Square, Rochester, NY 14604.

Stock Option Restrictions

The 2003 Stock Benefit Plan and the proposed 2008 Stock Benefit Plan include some features that are designed to closely align the interests of management with those of the stockholders.  Options may not be repriced.  Options granted to directors and executive officers do not vest automatically upon retirement but continue to vest as scheduled.  Directors and the executive officers of the Company may receive cash on an exercise only in an amount sufficient to pay the exercise price and related taxes and must hold an equivalent number of shares as were issued on an option exercise for a one-year period.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Company's mission is to maximize long-term stockholder value by acquiring, repositioning, developing, and managing market-rate apartment communities while enhancing the quality of life for its residents and providing employees with opportunities for growth and accomplishment. The Company’s vision is to be a prominent owner and manager of market-rate apartment communities located in selected high barrier, high growth markets.

The Company's business strategies include: (i) aggressively managing and improving its communities to achieve increased net operating income; (ii) acquiring additional apartment communities with attractive returns at prices that provide a positive spread over the Company's cost of capital; (iii) developing new apartment communities on raw land, on land adjacent to existing owned communities and where there are density opportunities to replace existing garden apartments with mid- or high-rise structures; (iv) disposing of properties that have reached their potential, are less efficient to operate, or are located in markets where growth has slowed to a pace below the markets targeted for acquisition; and (v) maintaining a strong and flexible capital structure with cost-effective access to the capital markets.

The Company's executive compensation philosophy is designed to support its mission of creating long-term value for stockholders and the successful execution of its vision and business strategies outlined above. The Company believes that its success in achieving these goals is, in large part, attributable to the performance and dedication of its employees and, in particular, to the leadership efforts of its executive officers.  It is therefore important that the interests of executives be aligned closely with the interests of stockholders.

The Company’s executive compensation program for its chief executive officer, chief financial officer and the three other most highly compensated executive officers (our “Named Executive Officers”) has the following key objectives:

•
Attraction and Retention: The Company seeks to attract and retain highly capable executives both from within and outside the multifamily REIT industry by offering a competitive total compensation package.

•	Motivation: The Company endeavors to motivate its executives to maximize the long-term value of the Company by achieving certain operational and financial goals.

•
Linkage: The Company’s executive compensation program is tied directly to the operating, financial and stock performance of the Company since the pay-out under the bonus plan and the value of equity awards are directly impacted by that performance.  By so ensuring that executives are rewarded in step with the Company’s performance, their interests are aligned with the interests of the Company’s stockholders.

Oversight of the Executive Compensation Program

The Compensation Committee (the “Committee”) is responsible for, among other things, establishing, administering and reviewing compensation plans and policies for executive officers and ensuring that these executive officers are compensated in a manner consistent with the philosophy and objectives outlined above.  The Committee also administers the Company's stock option plans (including reviewing and approving stock option grants and other awards to executive officers), reviews and approves the Company's goals and objectives relevant to compensation of the executive officers and considers the structure of the Company's compensation program as it applies to all employees.  When appropriate, the Committee recommends to the full Board changes to the executive and the general compensation plans.  In addition, on an annual basis, the Committee makes specific compensation recommendations to the Board relating to the Company's Chief Executive Officer and approves the compensation for the other executive officers.

For additional information on the members of the Committee and on the structure, scope of authority, and operation of the Committee, see “Compensation Committee” beginning on page 8.

Setting Executive Compensation

Guiding Principles

It is the Committee's practice to provide a balanced mix of cash- and equity-based compensation that the Committee believes appropriate to align the current and long-term interests of executives with that of stockholders and to encourage executives to act in the interest of stockholders. When the Committee considers any component of the Chief Executive Officer's and the other executive officers' compensation, the aggregate amounts and mix of all components, including salary, bonus, equity and the Company's 401(k) Savings Plan match, are taken into consideration.  In addition, when reviewing the Chief Executive Officer’s compensation, the Committee also takes into account his accumulated option and restricted stock gains. Although the Committee does not target a specific level of compensation relative to industry peers, it generally seeks to provide total target compensation (consisting of base salary, annual cash incentives and equity incentives) between the 50th and 75th percentile of the market with factors such as length of service, the current recruiting or retention market for a position and the value of the position impacting where the compensation for a particular executive falls within that range.

The Committee believes it is necessary to appropriately balance the total package and ensure that each component of the package contributes appropriately to the achievement of the objectives of the executive compensation program in order to provide a market-competitive level of compensation and benefits, as well as to ensure the health of the Company, which benefits employees and stockholders alike. It is the Committee's practice to make the most significant compensation decisions in a multi-step process over more than one meeting, so that Committee members have the ability to consider and discuss alternative courses of action, to request additional information as necessary and to raise and discuss related questions.

As part of its annual review process, the Committee reviews three tally sheets outlining the Chief Executive Officer’s  compensation: (1) a three-year view of total compensation broken down by each individual compensation component; (2) stock ownership; and (3) termination scenarios with four distinct views. Each component of compensation is evaluated first separately and then as a whole against achievement of established financial performance measures and corporate objectives and peer group market data described below (see “Competitive Benchmarking”). All tally sheets are considered and influence the final recommendation regarding CEO compensation made by the Compensation Committee to the full Board for approval.   The full Board also considers written evaluations of the Chief Executive Officer’s performance completed by each member of the Board in addition to each of his direct reports. The Board meets in executive session to approve each element of the compensation package for the Chief Executive Officer.

Role and Responsibilities

In addition to considering input provided by outside advisors, the Committee also considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers.  In particular, the Chief Executive Officer annually reviews the performance of each of the executive officers. He also works with the Company’s human resources team to evaluate each component of compensation paid to the other executive officers separately and then as a whole against industry data, achievement of corporate and personal objectives and financial performance. The conclusions reached and recommendations for each compensation component for each of the executive officers are presented to the Committee. The Committee can exercise its discretion in modifying any recommended component of the executives’ compensation.

 The Company's human resources team supports the Committee and its work and, in some cases, acts pursuant to delegated authority to fulfill various functions in administering the Company's compensation programs.

Competitive Benchmarking

As part of its consideration as to the appropriateness of the executive officers' compensation, the Committee reviews market data for executives in the residential sector classification of real estate companies and for executives in comparably sized companies in the services industry.  The primary benchmark used by the Committee for the Chief Executive Officer's compensation, as well as the compensation of the other Named Executive Officers, is the peer group in the multifamily REIT industry (the “Industry Peer Group”). This is substantially the same peer group that is used to calculate the bonus payable pursuant to the Company's Incentive Compensation Plan.  See “Annual Incentive Awards” beginning on page 17.  The Industry Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes the Company competes for talent and for stockholder investment. The Committee recognizes that the members of the Industry Peer Group vary in terms of the size of their market capitalization and takes this variation into account in its use of related data.  During 2007, the Industry Peer Group was comprised of the following companies:

•	Apartment Investment & Management Company
•	Archstone-Smith Trust (2006 proxy data)
•	AvalonBay Communities, Inc.
•	BRE Properties, Inc.
•	Camden Property Trust
•	Equity Residential
•	Essex Property Trust, Inc.
•	Mid-America Apartment Communities, Inc.
•	Post Properties, Inc.
•	UDR, Inc.

Industry Peer Group compensation data is taken from their most recently available proxy statements and analyzed by the Company’s human resources team under the direction of the Committee.  First Niagara Consulting assists with the collection and analysis of the data.  Benchmarking is done with respect to the key elements of the executive compensation program, as well as the compensation levels of individual executives where job descriptions are sufficiently similar. Industry Peer Group compensation data is supplemented by survey data obtained from the National Association of Real Estate Investment Trusts (NAREIT), which is the trade association for REITs and publicly traded real estate companies with an interest in U.S. property and investment markets and from Watson Wyatt, a global human resource consulting firm.   The compensation data from NAREIT reflects the real property sector classification (including multifamily and other real estate sectors) and the compensation data from Watson Wyatt reflects services industry companies with comparable revenue within the New York/Northeast and Mid-Atlantic regions.

For the Chief Executive Officer and the Chief Financial Officer, the Committee primarily uses the Industry Peer Group data to determine the appropriate level of pay.  For the other Named Executive Officers, peer group data is not as readily available as positions and the importance of the positions vary from company to company.  Therefore, with respect to other Named Executive Officers, the Committee and the Chief Executive Officer rely more heavily on the NAREIT and Watson Wyatt data in their compensation deliberations.  In certain instances, some interpolation between market data points must be made as the responsibilities associated with a Named Executive Officer’s position do not match the responsibilities described as being associated with the data point.

For 2007, the Chief Executive Officer’s total compensation was 70% of the straight average amount paid to the CEOs of the Industry Peer Group in 2006 and below the 50th percentile of that paid in 2007 to CEOs according to the NAREIT data.  Also, according to the NAREIT data, the total compensation paid to the Named Executive Officers in 2007 generally ranged between the 50th and the 75th percentile of that paid to similarly positioned executives in 2007 (after some interpolation as described above). Given the relative market cap of the Company, the length of service of the various executives, the financial performance of the Company in relation to the Industry Peer Group and the achievement of corporate objectives, the Compensation Committee is very comfortable that the compensation paid to the Company’s senior executives in 2007 was appropriate.

2007 Executive Compensation Components

For 2007, the primary elements of compensation for the Named Executive Officers were:

•	base salary,
•	annual incentive awards,
•	long-term equity incentive awards,
•	deferred compensation, and
•	retirement and other benefits

The amount of cash compensation paid in 2007 in the form of salary and bonus in proportion to total compensation for the Named Executive Officers ranges from 56% to 65%, with the Chief Executive Officer receiving the lowest percentage of his total compensation in the form of cash.   The Chief Executive Officer also received a higher percentage of his cash compensation in the form of bonus rather than salary.  This is consistent with the Committee’s philosophy that the proportion of an individual’s total compensation that varies with Company performance should increase as the individual’s total compensation and business responsibilities increase.

Base Salary

The Company provides Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year.  Base salaries for the executive officers, including the Named Executive Officers, generally are established based on the individual’s job responsibilities, performance and experience, including specific experience in the position, the Company’s overall budget for merit increases and the competitive environment.  On an annual basis, the Committee reviews and approves salary adjustments for the executive officers, other than the Chief Executive Officer, based on a review of competitive market data, an assessment of Company performance, as well as recommendations of the Chief Executive Officer. With respect to salary adjustments for the Chief Executive Officer, the Committee reviews competitive market data, assesses the annual performance reviews for the Chief Executive Officer completed by each member of the Board of Directors and his direct reports, assesses Company performance, and, after extensive discussion at a Committee executive session, makes a recommendation to the full Board for approval during a Board executive session.  Annual adjustments are typically approved at the Committee and Board meetings held in February, are effective in mid-March and remain effective for twelve months.  The Named Executive Officers’ base salary included in the 2007 Summary Compensation Table on page 23, represents the base salary paid from January 1, 2007 to March 15, 2007 at the level approved in February 2006 and for the period from March 16, 2007 to December 31, 2007 at the level approved in February 2007.  In February 2008, the Committee approved base salaries for the Named Executive Officers (other than the Chief Executive Officer) for the period from March 16, 2007 to March 15, 2008 as follows:  Mr. Gardner - $320,000; Mrs. McCormick - $272,000; Mr. Doyle - $250,000 and Mr. Smith $240,000.  In addition, based on a recommendation by the Compensation Committee, the Board approved a base salary for Mr. Pettinella in the amount of $550,000.

Annual Incentive Awards

The Company’s Amended and Restated Annual Incentive Plan (the “Bonus Plan”) was approved by the Board in February 2005 and is an annual cash incentive program designed to motivate executive officers and certain other full-time employees to maximize the Company's annual operating and financial performance and reward participants based on the Company’s annual performance. The Committee annually reviews the Bonus Plan to ensure it continues to provide the appropriate level and type of motivation consistent with the Company’s strategic, operational and financial objectives.

Currently, under the Bonus Plan participants are eligible to earn a cash incentive award based upon two measures: (1) growth in the Company’s funds from operations (“FFO”) on a per share diluted basis from the previous year, and (2) growth in “same store” (for 2007, this was properties owned since January 1, 2006) net operating income (“NOI”) from the previous year as compared to the Industry Peer Group.  When evaluating the appropriate metrics to use in the Bonus Plan, the Committee considered the Company’s strategic, operational and financial objectives, as well as industry-specific metrics typically used by peers, investors and analysts for measuring financial success.  FFO is considered by the Committee to be an important indicator of the Company’s overall financial performance and is therefore given a 75% weighting in determining incentive payments. When calculating FFO for the purposes of the Bonus Plan, the Committee may approve the exclusion of certain non-recurring items from published FFO results based on extraordinary events such as catastrophic natural disasters or other adverse events outside of the control of management, and the receipt of income not related to the operations of the Company’s business.  Same store NOI relative to the Industry Peer Group, which is considered by the Committee to be an important driver of real estate property values and thus stockholder value, receives a 25% weighting.  The Committee periodically reviews the annual incentive plan metrics and their respective weightings to ensure consistency with the Company’s business objectives.

When designing the Bonus Plan, the Committee identified a range of financial performance for both FFO and NOI that reflected acquisition targets, expected revenue growth and economic conditions inherent in the Company’s strategic plan.  The Committee has discretion in determining the calculation of FFO for purposes of this plan.

In consideration of the degree of difficulty associated with achieving that range of FFO and NOI performance, the Committee specified that 4.0-12.0 bonus units could be earned.  The Committee also established a ceiling and a floor of expected financial performance for both the FFO and NOI metrics.  In the event the Company experiences financial performance in either FFO or NOI below the floor or above the ceiling, the Committee has complete discretion in determining bonus unit award levels that it will recommend for the Board’s approval.  In such an event, the issues the Committee considers, among others, are economic conditions, the Company’s performance relative to the Industry Peer Group and extraordinary events.  The Committee did not need to exercise that discretion in 2007 since the Company achieved a bonus award payout in excess of the floor and below the ceiling.

At the beginning of each year, the Committee reviews the ceiling and the floor of the Bonus Plan.  If industry conditions merit, the Committee recommends to the Board that the ceiling or floor be revised.  The ceiling is intended to represent a difficult to achieve level of performance and the floor to represent a modest (but not poor) level of performance.  By basing the bonus on year-over-year change in FFO, rather than absolute FFO, the Company’s bonus payments are sensitive to performance, which may cause the amount of the payments to vary significantly from year to year.

At the beginning of each year, the Committee also assigns a bonus factor to the Chief Executive Officer and, with input from the Chief Executive Officer, assigns a bonus factor to each of the other Named Executive Officers.  It is the Committee's philosophy that the proportion of an individual's total compensation that varies with individual and Company performance should increase as the individual's business responsibilities increase.  Bonus factors therefore range from 1% to 13%, depending on an individual’s role and responsibility.  The annual bonus earned is equal to a participant’s salary times the participant’s bonus factor times bonus units earned, plus or minus discretionary performance factors as described below.  The Committee expects that, under normal economic conditions, the Named Executive Officers will earn bonus payments from 50% to 75% of their base salaries and the Chief Executive Officer will earn bonus payments approximating 100% of his base salary.

The bonus factor assigned to each of the Named Executive Officers for 2007 can be found on page 23 in footnote 4 to the 2007 Summary Compensation Table.  In February 2008, the Committee considered the bonus factors assigned to each of the Named Executive Officers and decided not to change them for 2008.

The Committee has discretion for determining and recommending to the Board what portion (up to 100%) of the annual cash bonus otherwise earned should be paid to the Chief Executive Officer.  In making its determination as to what portion of the 2007 annual incentive (payable in 2008) should be paid to the Chief Executive Officer, the Committee considered a variety of factors including leadership and managerial competencies, execution of the Company’s business plan and overall business strategy, the Company’s absolute and relative financial performance as well as results from the performance appraisal completed by directors and the Chief Executive Officer’s direct reports.   In addition, the Committee considered progress on several initiatives led by Mr. Pettinella.  Based on the Committee’s consideration of all of these factors, in February 2008, the Committee recommended and the Board approved payment to the Chief Executive Officer of 100% of his 2007 annual incentive.

With respect to determination of final annual incentive awards to other executive officers, including the Named Executive Officers other than the Chief Executive Officer, up to 50% of the award payment is discretionary.  The Chief Executive Officer determines what portion of the annual incentive otherwise earned should be paid to the executive officers through the evaluation of three performance criteria: (1) results of the participant’s department, (2) the participant’s performance, and (3) the participant’s relative influence on the Company’s performance.  Based on the Chief Executive Officer’s consideration of all of these criteria, each of the other Named Executive Officers received at least 100% of their 2007 annual incentive.  From time to time, the Company decides to provide in excess of 100% of the incentive award calculated under the Bonus Plan in recognition of extraordinary efforts.  For 2007, Mr. Gardner received 109.3% and Mrs. McCormick received 109.6% of the annual incentive payable under the Bonus Plan.

The Company has entered into a Bonus Repayment Agreement with each of the Named Executive Officers and all other executive officers which states that the Company may recover cash incentive compensation in the event of a restatement of financial results.  Under the Agreement, each executive is required to return to the Company so much of the cash bonus paid to them for services rendered during the restated period that would not have been paid if the restated financial results had been originally stated correctly.

Awards made to the Named Executive Officers under the Bonus Plan in 2008 for performance in 2007 are reflected in the 2007 Summary Compensation Table on page 23.

Long-Term Equity Incentive Awards

Equity incentive awards are provided to the Company’s Named Executive Officers, as well as other key employees, in order to increase their personal stake in the Company’s success and motivate them to enhance the long-term value of the Company. Although the Committee does not target a specific mix of equity versus cash compensation when setting awards each year, it does strive to deliver a relatively large portion of the Named Executive Officers’ overall targeted compensation in the form of equity.

By using a mix of stock options and restricted stock, the Company is able to encourage employees to seek long-term appreciation in the value of the Company's Common Stock and retain key employees.

On an annual basis, the Committee reviews and approves the equity incentives to be issued to each of the Named Executive Officers for that year.  At the same time, it makes a recommendation relating to the Chief Executive Officer to the full Board for approval at an executive session.  Since 2006, grants of restricted stock and options have been made on the date of the Annual Meeting of Stockholders.   Timing these awards with the Annual Meeting of Stockholders each year ensures that the grants are made shortly after earnings announcements for the year end and the first quarter of the current year so that the market has fully adjusted for the results before the grants are made.

       In determining equity incentive awards for 2007, the Committee reviewed stock compensation of the Chief Executive Officer and the other executive officers in light of the other elements of their compensation, their overall equity interest in the Company and the comparison to the Industry Peer Group. The Committee engaged Mercer to examine market trends in long-term equity compensation.  The Committee maintains that a mix of both restricted stock and stock options provides the proper incentive.  For 2007, the Committee determined that a mix of 55% restricted stock and 45% options was appropriate for the senior executives.

 The level of stock awards to be granted was based on the value of the grant rather than a fixed number of shares.  The Committee adjusts the value and the mix on an annual basis depending on various factors including the competitiveness of the executive’s overall total compensation and the executive’s performance.

Equity incentive awards made to the Named Executive Officers in 2007 are described in the 2007 Grants of Plan-Based Awards Table on page 25.

At the 2008 Annual Meeting, the stockholders are being asked to approve the 2008 Stock Benefit Plan, which, if approved, will replace the plan under which existing incentive awards have been made.  See “Proposal 2” beginning on page 37.

Deferred Compensation

Prior to the 2006 bonus, participants in the Bonus Plan, including the Named Executive Officers, who were eligible for a bonus factor of 3% or higher were required to defer their annual cash bonus when the combined bonus units earned based on the pre-established financial targets were in excess of eight units.  The bonus deferral amount plus interest at 6% were paid out in the following year provided that the Company paid a bonus in that year. This mandatory deferral provision was terminated in 2007, effective for the 2006 bonus in order to fully reward employees for exceptional performance in closer proximity to the year in which the performance occurred.

The Company also has a Deferred Bonus Plan which permits certain employees, including the Named Executive Officers, to defer up to 100% of their annual cash bonus awarded under the Bonus Plan for three, five or ten years. As additional incentive for deferring the receipt of annual cash bonuses, the Company matches 10% of the amount deferred.  The Company match vests after three years.  The purpose of the Deferred Bonus Plan is to assist key employees with their individual tax and financial planning and to permit the Company to remain competitive in attracting, retaining, motivating and rewarding key employees who can directly influence the Company’s operating results.

At the 2008 Annual Meeting, the stockholders are being asked to approve an amendment to this Plan to add 50,000 shares.  See “Proposal 3” beginning on page 42.

Further details with respect to the Deferred Bonus Plan and voluntary deferrals under that Plan are provided in the “Introduction to 2007 Summary Compensation” beginning on page 22 and in the 2007 Nonqualified Deferred Compensation Table on page 29.

Retirement and Other Benefits

All employees of the Company are eligible to participate in the Company’s 401(k) Savings Plan and the Company’s disability plan.  In addition, the Named Executive Officers, and certain other employees, are eligible to participate in the Company’s Supplemental Income Protection Plan.

401(k) Savings Plan

Under the 401(k) Savings Plan, all Company employees, including the Named Executive Officers, earn the right to receive certain benefits upon retirement.  The Company matches employee contributions into the 401(k) Savings Plan seventy-five cents for every dollar up to 3% of gross wages.

The Company believes that it is has an appropriately competitive 401(k) Savings Plan for all of its employees and therefore does not provide any additional retirement benefits to executives.

Supplemental Income Protection Plan

The Supplemental Income Protection Plan is a long-term disability plan that provides, among other things, 75% income replacement for total disability and return-to-work benefits such as rehabilitation services and recovery benefits to employees who earn over $60,000, and who have been assigned a bonus factor under the Bonus Plan of 3% or higher.  The Company affords this benefit to its key employees, including the Named Executive Officers, in order to provide competitive employee benefit programs and to help mitigate any loss of income by a key employee due to a long-term disability.

Health and Life Insurance

Health and life insurance benefits are provided to the Named Executive Officers on the same basis as they are provided to other employees of the Company.

Perquisites and Other Personal Benefits

The Committee has adopted and the Board has approved a policy of not providing perquisites to its executives unless they are also available to all other full-time employees of the Company.  For example, the Company does not provide payment or reimbursement for costs associated with the use of Company vehicles, aircraft, country club memberships, tax preparation and financial consulting fees or similar benefits frequently provided by other companies.  The Company believes that other elements of its compensation program sufficiently attract and retain superior employees for key positions and there is no present need to provide perquisites and other personal benefits frequently provided by other companies.

Employment Agreements

In general, it is the Company’s policy not to enter into employment agreements with, or provide executive severance benefits (other than change in control arrangements described below) to its executive officers. As a result the Named Executive Officers serve at the will of the Board of Directors.  The only exception to this policy is the individual employment agreement with Mr. Pettinella, which was originally entered into on May 17, 2004 and which was amended and restated effective January 1, 2007.  The amended and restated agreement provides that Mr. Pettinella will continue to serve as President and Chief Executive Officer of the Company until December 31, 2008.  This agreement automatically renews, unless terminated by either party, for an additional one-year term not to extend beyond December 31, 2009.  While Mr. Pettinella participates in the Company’s salary, annual and long-term incentive compensation programs under his agreement, the level of compensation, including stock option grants and restricted stock awards, are at the discretion of the Compensation Committee of the Board of Directors.

Mr. Pettinella is, therefore, not guaranteed any specific level of compensation during the term of his agreement.  He is, however, assured of the payment of a multiple of his salary and bonus in the event that the agreement is terminated by the Company without cause or by Mr. Pettinella with good reason.  He also is to receive additional benefits under the Company’s Executive Retention Plan (described below) in the event his employment is terminated following a change in control.  The Committee and the full Board believe that Mr. Pettinella’s agreement is in the best interest of the Company and its stockholders in order to provide stability to the Company and that it is an appropriate expression of their confidence in Mr. Pettinella and represents a level of commitment to Mr. Pettinella that is necessary in order to retain the services of a talented executive in a competitive market.  Mr. Pettinella’s agreement also includes non-compete and confidentiality provisions, and the Committee and the full Board also believe that these commitments are of significant value to the Company and its stockholders.

Change in Control Arrangements

In 1999, the Committee and the full Board determined that it was in the best interest of the Company and its stockholders to assure that the Company will have the continued dedication of its key executives and employees in the event of a threat or occurrence of a change in control.  They continue to believe that it is in the best interests of the stockholders to diminish the inevitable distraction of these individuals because of personal uncertainties and risks created by the ongoing consolidation in the REIT industry and to encourage the executives’ full attention and dedication to the Company’s business currently and in the event of any threatened or pending change in control.  As a result, the Company adopted an Executive Retention Plan that provides for severance benefits to the Company’s officers, including the Named Executive Officers, and certain employees, upon a change in control.  The Committee and the full Board believe that the triggering events stipulated in the Executive Retention Plan for equity acceleration are appropriate so that senior managers remain with the organization despite the climate of industry consolidation.  The Committee and the full Board have also reviewed the change in control plans of the Industry Peer Group described above and determined that the arrangements under the Executive Retention Plan are competitive with those of other companies in the REIT industry.  This Plan provides the executives and other employees with compensation and benefits arrangements upon a change in control that are designed to assure that such attention and dedication are likely.  Severance benefits for the Named Executive Officers under the Executive Retention Plan provide that if within two years following a change in control, an executive’s employment is terminated by the employer other than for cause, or by the executive with good reason, or by the executive for any reason during a 30-day window following the one-year anniversary of the change in control, the executive is eligible to receive:  (1) two times base salary and two times last paid bonus, (2) payment of accrued/deferred bonus amounts, and (3) a gross up payment should the executive be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  In addition, all stock options and restricted stock outstanding become fully vested.

Pursuant to his employment agreement, the benefits to be paid to the Chief Executive Officer under the Executive Retention Plan are the same as those provided in the Executive Retention Plan to other Named Executive Officers, except that the Chief Executive Officer is paid three times his base salary and three times his last bonus.  The Committee believes that this level of change in control severance benefit is appropriate to ensure Mr. Pettinella’s full attention to the Company’s business and the stockholders’ best interests in light of the active consolidation environment in the REIT industry and in order to be competitive with the benefits provided by other companies in the REIT industry.

A more detailed description of the Executive Retention Plan and a schedule showing the amount of estimated payments and benefits payable to the Named Executive Officers upon various termination scenarios and a change in control are disclosed under “Potential Payments upon Termination or Change in Control” beginning on page 29.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company’s tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company’s stockholders.  The Company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company’s net income.  The Compensation Committee’s compensation policy and practices therefore are not directly guided by considerations relating to Section 162(m).

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including awards granted under its 2003 Stock Benefit Plan in accordance with the requirements of Statement of Financial Accounting Standards No. 123R, Share Based Payments.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the above Compensation Discussion and Analysis with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee,

Leonard F. Helbig, III, Chair
Josh E. Fidler
Roger W. Kober
Clifford W. Smith, Jr.

2007 SUMMARY COMPENSATION

Introduction

As described in the Compensation Discussion and Analysis, the Named Executive Officers are compensated with a combination of salary, bonus, stock, non-equity incentive compensation and certain other benefits.  Perquisites are not provided to executives unless they are also available to all other full-time employees of the Company.

Of the Named Executive Officers, only Edward Pettinella has an Employment Agreement.  The level of salary, incentive compensation and equity grants are, pursuant to the terms of his Employment Agreement, to be determined by the Compensation Committee and approved by the Board.  There are no minimum or maximum levels provided in the Agreement.

The Compensation Committee (and in the case of the Chief Executive Officer, the Board of Directors) approves salary adjustments at their February meetings.  The adjustments are effective in mid-March of each year.  The salaries listed therefore reflect the salary level approved in February 2006 for the period from January 1, 2007 to March 15, 2007 and the salary level approved in February 2007 for the period from March 16, 2007 to December 31, 2007.

The amounts listed in the table as the value of the stock awards and option awards reflect the Company’s  expense recognized for financial statement reporting purposes as described in footnotes (2) and (3) to the table.

Amounts listed in the table under Non-Equity Incentive Plan Compensation represent payments received by the Named Executive Officers under the Bonus Plan for services rendered in 2006 and 2007.  Payment of these amounts was approved by the Compensation Committee (and, in the case of the Chief Executive Officer, the Board of Directors) at their February 2008 meetings and payment was made on February 22, 2008.

Pursuant to the Deferred Bonus Plan, eligible employees, including the Named Executive Officers, can elect to defer up to 100% of their bonus under the Bonus Plan for three, five or ten years.  The Company matches 10% of the amount deferred (referred to as the “10% Company Match”), which amount vests after three years.  A "phantom" stock account is established for both amounts.  Each deferral and 10% Company Match is reflected by crediting those accounts with the number of shares of the Company's Common Stock that could be purchased with the amounts deferred and contributed at the Common Stock's fair market value as of the day before the bonus would otherwise have been paid.  The equivalent of dividends on those shares is also credited to the accounts at the time dividends are paid on the Company's Common Stock.  Shares that could be purchased with the hypothetical dividends are credited to accounts at the same price that shares are purchased for participants under the dividend reinvestment feature of the Company's DRIP.  Payments out of deferred accounts, upon vesting or otherwise, are made by issuance of Common Stock, except in the event of payment by reason of a change in control in which event payment may be made in cash or by issuance of Common Stock at the election of the Compensation Committee.

The following table sets forth the compensation paid to or earned by the Named Executive Officers during 2007.  There are no amounts to report in the Bonus and Change in Pension Value and Nonqualified Deferred Compensation Earnings columns so they have not been included.

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Edward J. Pettinella,
President and	2006	519,792	426,535	187,650	680,459	102,617	1,917,053
Chief Executive Officer	2007	544,792	553,875	274,833	640,947	105,085	2,119,532

David P. Gardner,
Executive Vice President	2006	292,292	197,487	63,712	264,904	47,651	866,046
and Chief Financial Officer	2007	315,833	258,632	97,283	281,246	48,293	1,001,287

Ann M. McCormick,
Executive Vice President,
General Counsel and	2006	257,817	164,859	55,768	233,659	41,208	753,311
Secretary	2007	269,583	215,851	82,100	240,576	41,539	849,649

Scott A. Doyle,	2006	238,542	101,017	41,491	168,148	27,098	576,296
Senior Vice President	2007	247,917	133,707	59,390	157,055	27,136	625,205

John E. Smith,	2006	220,833	80,638	44,076	155,665	23,892	525,104
Senior Vice President	2007	236,875	126,879	78,394	150,060	25,775	617,983

(1)           Each of the Named Executive Officers contributed a portion of their salary to the Company’s 401(k) Savings Plan.

(2)           This column represents the dollar amount recognized for financial statement reporting purposes with respect to the year indicated for the fair value of restricted stock granted in the year indicated as well as prior years, in accordance with SFAS 123R except, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  Fair value for restricted stock is calculated using the closing price of the Company’s Common Stock on the date of grant.  For additional information, refer to note 9 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC.  See the 2007 Grants of Plan-Based Awards Table on page 25 for information on restricted stock awards made in 2007.  To the extent that a Named Executive Officer has elected to participate in the Deferred Bonus Plan, this column also includes the value of the 10% Company Match as recorded on the Company’s financial statement for 2007.  Of the amounts listed in this column, the following amounts represent that value for 2006 and 2007, respectively:  Mr. Gardner $2,928 and $2,003; Mrs. McCormick $2,413 and $3,378 and Mr. Doyle $2,172 and $4,414.

(3)           This column represents the dollar amount recognized for financial statement reporting purposes with respect to the year indicated for the fair value of stock options granted to each of the Named Executive Officers in the year indicated as well as prior years, in accordance with SFAS 123R except, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information on the valuation assumptions with respect to the 2007 grants as well as the grants made prior to 2007, refer to note 9 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC.  See the Grants of Plan-Based Awards Table for information on options granted in 2007.

(4)           This column represents the payments received by the Named Executive Officers for services rendered in the year indicated pursuant to the Company’s Bonus Plan.  The bonus factors assigned to the Named Executive Officers for both years are as follows: Mr. Pettinella – 13%; Mr. Gardner – 9%; Mrs. McCormick – 9%; Mr. Doyle – 7% and Mr. Smith – 7%.  The following Named Executive Officer deferred a portion of the 2006 payment pursuant to the Company’s Deferred Bonus Plan as follows:  Mrs. McCormick $46,732 and Mr. Doyle $67,259.  The gross payment (before deferral) is listed in this column.

(5)           This column represents (a) $6,600 and $6,750 for 2006 and 2007, respectively for each of the Named Executive Officers as the Company’s contribution under the Company’s 401(k) Savings Plan plus (b) dividends paid in 2006 and 2007, respectively on all shares of restricted stock held by each of the Named Executive Officers as follows:  Mr. Pettinella $96,017 and $98,335; Mr. Gardner $40,171 and $40,770; Mrs. McCormick $33,744 and $33,737; Mr. Doyle $20,054 and $19,697; and Mr. Smith $17,292 and $19,025 plus (c) the value of all hypothetical dividends paid in 2006 and 2007, respectively on the 10% Company Match shares in the accounts of the following Named Executive Officers pursuant to the Company’s Deferred Bonus Plan:  Mr. Gardner $880 and $773; Mrs. McCormick $864 and $1,052; and Mr. Doyle $444 and $689.

2007 GRANTS OF PLAN-BASED AWARDS

Introduction

All stock options and restricted stock were issued pursuant to the Company’s 2003 Stock Benefit Plan.

Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Individuals receiving restricted stock awards have voting rights and are entitled to receive dividends or dividend equivalents prior to vesting.

To further enforce the Company’s focus on long-term stock appreciation and support retention of key executive talent, stock options generally vest 20% per year over the first five years of the ten-year option term and restricted stock grants generally vest 25% per year over a four-year period. However, in the event of termination of employment due to total disability, death, or retirement, stock options vest immediately and are exercisable for the lesser of one year or the remaining option term, except that for executive officers, stock options do not vest automatically upon retirement but continue to vest as scheduled.  Additionally, in the event the Company terminates the employment of an option holder for any reason except “good cause,” stock options held for more than six months prior to the termination date vest immediately and are exercisable for the lesser of one year or the remaining option term. Restricted stock vests upon termination of employment due to total disability or death.  In the event of retirement, restricted stock awards continue to vest as scheduled. Upon a change in control, stock options and restricted stock outstanding as of the change in control date vest immediately.

The following table provides information about plan-based awards granted to the Named Executive Officers in 2007.  These awards consist of stock options and restricted stock and cash paid pursuant to the Bonus Plan.  There are no amounts to be reported in the Estimated Future Payouts Under Equity Incentive Plan Awards column so it has not been included.

The stock options granted to the Named Executive Officers have the same term (ten years) and vesting (20% per year) as the options granted to other employees in 2007.  Restricted shares granted to the Named Executive Officers vest on the same terms as the restricted shares granted to other employees in 2007 (25% per year).

2007 GRANTS OF PLAN-BASED AWARDS TABLE

						All Other	All Other
						Stock	Option
						Awards:	Awards:
			Estimated Future			Number of	Number of	Exercise or	Grant Date Fair
			Payouts Under Non-Equity			Shares of	Securities	Base Price	Value of Stock
			Incentive Plan Awards(1)			Stock or	Underlying	of Option	and Option
			Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Plan Name	Grant Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)(4)	($)(5)

Edward J. Pettinella	Bonus Plan	2/22/2008	283,292	566,583	849,875
	Stock Plan	5/1/2007				9,909	64,864	55.50	993,391

David P. Gardner	Bonus Plan	2/22/2008	113,700	227,400	341,099
	Stock Plan	5/1/2007				4,657	30,486	55.50	466,880

Ann M. McCormick	Bonus Plan	2/22/2008	97,050	194,099	291,149
	Stock Plan	5/1/2007				3,815	24,972	55.50	382,453

Scott A. Doyle	Bonus Plan	2/22/2008	69,417	138,833	208,250
	Stock Plan	5/1/2007				2,477	16,216	55.50	248,334

John E. Smith	Bonus Plan	2/22/2008	66,325	132,650	198,975
	Stock Plan	5/1/2007				2,725	17,837	55.50	273,180

(1)           These columns represent amounts that could have been paid to the Named Executive Officers under the Company’s Bonus Plan for services rendered in 2007.  That Plan is described in more detail in the “Executive Compensation Discussion and Analysis” beginning on page 13 of this Proxy Statement.  The Bonus Plan does not provide for a “target” payout.  The median between the threshold and maximum is therefore included as the target.  The actual amounts paid in February 2008 for services rendered in 2007 are listed in the 2007 Summary Compensation Table on page 23.

(2)           This column represents restricted stock awarded to each of the Named Executive Officers in 2007.

(3)           This column represents options granted to the Named Executive Officers in 2007.

(4)           The exercise price is the closing price ($55.50) on the grant date (May 1, 2007) as provided in the 2003 Stock Benefit Plan.

(5)           For stock options, grant date fair value is calculated using the Black-Scholes formula.  For additional information on the valuation assumptions, refer to note 9 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2007.  For restricted stock, the grant date fair value is calculated using the closing price ($55.50) of a share of the Company’s Common Stock on the award date (May 1, 2007).  The grant date fair value for both the option grants and restricted stock awards are computed in accordance with SFAS 123R.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

The following table provides information about unexercised options and restricted stock that has not vested, both of which were issued under the 2003 Stock Benefit Plan or previous stock benefit plans.  It also includes all phantom shares in the Named Executive Officers’ accounts under the Deferred Bonus Plan that were credited to the accounts as a result of the 10% Company Match but only to the extent that the phantom shares have not vested.  There are no unearned options or shares under the Company’s equity incentive plans so related columns are not included.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Edward J. Pettinella	100,000	-	27.010	02/07/11	39,459	(2)	1,769,736
	50,000	-	30.150	07/31/11
	50,000	-	34.650	08/05/12
	40,000	10,000	36.850	08/05/13
	33,000	22,000	38.830	08/03/14
	26,000	39,000	41.950	05/06/15
	13,000	52,000	51.060	05/04/16
	-	64,864	55.500	05/01/17

David P. Gardner	960	-	27.125	08/03/09	16,579	(3)	743,568
	15,000	-	31.375	08/01/10
	15,000	-	30.150	07/31/11
	15,000	-	34.650	08/05/12
	12,000	3,000	36.850	08/05/13
	9,000	6,000	38.830	08/03/14
	10,000	15,000	41.950	05/06/15
	5,000	20,000	51.060	05/04/16
	-	30,486	55.500	05/01/17

Ann M. McCormick	12,599	-	31.375	08/01/10	13,785	(4)	618,257
	15,000	-	30.150	07/31/11
	15,000	-	34.650	08/05/12
	12,000	3,000	36.850	08/05/13
	9,000	6,000	38.830	08/03/14
	8,000	12,000	41.950	05/06/15
	4,000	16,000	51.060	05/04/16
	-	24,972	55.500	05/01/17

Scott A. Doyle	10,000	-	31.375	08/01/10	8,277	(5)	371,223
	10,000	-	30.150	07/31/11
	10,000	-	34.650	08/05/12
	8,000	2,000	36.850	08/05/13
	7,500	5,000	38.830	08/03/14
	6,000	9,000	41.950	05/06/15
	3,000	12,000	51.060	05/04/16
	-	16,216	55.500	05/01/17

John E. Smith	5,000	-	31.375	08/01/10	7,750	(6)	347,588
	4,240	-	34.650	08/05/12
	8,000	2,000	36.850	08/05/13
	6,000	4,000	38.830	08/03/14
	6,000	9,000	41.950	05/06/15
	3,000	12,000	51.060	05/04/16
	-	17,837	55.500	05/01/17

(1) All option grants have a ten year term. With the exception of Edward Pettinella's grant issued 2/7/01, which vested immediately, all option grants vest pro rata as to 20% of the option grant beginning on the first anniversary of grant date, thus the vesting dates for each of the option awards in this table can be calculated accordingly.

(2) Mr. Pettinella’s restricted stock will vest as follows: 2,478 shares on 5/1/2008; 2,500 shares on 2/16/2009; 2,477 shares on each of 5/1/2009, 5/1/2010 and 5/1/2011 and 2,750 shares on each of 5/4/2008, 5/4/2009 and 5/4/2010.  Since December 31, 2007, restricted stock vested as follows:  3,300 shares on 2/5/2008; 2,500 shares on 2/16/2008; and 13,000 shares on 2/27/2008.

(3) Mr. Gardner’s restricted stock will vest as follows: 1,165 shares on 5/1/2008; 1,375 shares on 2/16/2009; 1,164 shares on each of 5/1/2009, 5/1/2010 and 5/1/2011; 1,500 shares on each of 5/4/2008, 5/4/2009 and 5/4/2010. Since December 31, 2007 restricted stock vested as follows:  1,500 shares on 2/5/2008; 1,375 shares on 2/16/2008; and 3,000 shares on 2/27/2008.  In addition, 172 shares in Mr. Gardner's deferred bonus account representing the 10% Company Contribution and hypothetical dividends on those shares vested  3/9/2008.

(4) Mrs. McCormick’s restricted stock will vest as follows: 1,125 shares on 2/16/2009; 954 shares on each of 5/1/2008, 5/1/2009 and 5/1/2010; 1,250 shares on each of 5/4/2008, 5/4/2009 and 5/4/2010 and 953 on 5/1/2011. Shares in Ms. McCormick's deferred bonus account representing the 10% Company Contribution and hypothetical dividends on those shares will vest as follows: 47 shares on 2/22/2009 and 78 shares on 2/22/2010.  Since December 31, 2007 restricted stock vested as follows:  1,250 shares on 2/5/2008; 1,125 shares on 2/16/2008; and 2,500 shares on 2/27/2008.  In addition, 95 shares in her deferred bonus account vested on 3/9/2008.

(5) Mr. Doyle’s restricted stock will vest as follows:  750 shares on each of 5/4/2008, 2/16/2009, 5/4/2009 and 5/4/2010; 620 shares on 5/1/2008 and 619 shares each on 5/1/2009, 5/1/2010 and 5/1/2011. Shares in Mr. Doyle's deferred bonus account representing the 10% Company Contribution and hypothetical dividends on those shares will vest as follows: 113 shares on 2/22/2010.  Since December 31, 2007 restricted stock vested as follows:  750 shares each on 2/5/2008 and 2/16/2008; and 1,000 shares vested on 2/27/2008.  In addition, 187 shares in his deferred bonus account vested on 3/9/2008.

(6) Mr. Smith’s restricted stock will vest as follows: 682 shares on 5/1/2008; 500 shares on 2/16/2009; 681 shares on each of 5/1/2009, 5/1/2010 and 5/1/2011 and 875 shares on each of 5/4/2008, 5/4/2009 and 5/4/2010.  Since December 31, 2007 restricted stock vested as follows:  400 shares on 2/5/2008; 500 shares on 2/16/2008; and 1,000 shares on 2/27/2008.

OPTION EXERCISES AND STOCK VESTED IN 2007 TABLE

The following table provides information for each of the Named Executive Officers concerning the following events that occurred during 2007:  exercises of stock options, vesting of restricted stock and vesting of the phantom shares deposited in certain of the Named Executive Officer’s deferred bonus accounts as the 10% Company Match and dividends on the 10% Company Match.  The table reports the number of securities for which the options were exercised, the aggregate dollar value realized upon exercise of options, the number of shares of stock (including phantom shares) that have vested and the aggregate dollar value realized upon vesting of stock (including phantom shares).

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Edward J. Pettinella	-	-	10,550	644,891
David P. Gardner	-	-	5,375	327,463
Ann M. McCormick	-	-	4,750	289,646
Scott A. Doyle	-	-	3,050	186,829
John E. Smith	-	-	2,575	155,614

(1)           None of the Named Executive Officers exercised options in 2007.

(2)           The aggregate dollar amount realized upon vesting was computed by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

Information on equity compensation plans as of December 31, 2007 under which equity securities of the Company are authorized for issuance is set forth in the following table.  If the 2008 Stock Benefit Plan is approved by the stockholders, no additional awards will be made under the existing plans.

	Number of Securities to be Issued upon Exercise of Outstanding Options/Stock Awards(#)	Weighted Average Exercise Price of Outstanding Options($)	Number of Securities Remaining Available for Future Issuance(#)

Options:
Equity compensation plans approved
by security holders	2,481,328	44.06	149,775

Equity compensation plans not approved
by security holders	170,194	32.70	-

Total Options	2,651,522	43.33	149,775

Restricted Stock Awards:
Equity compensation plans approved
by security holders	164,099	-	15,373

Equity compensation plans not approved
by security holders	51,800	-	-

Total Restricted Stock Awards	215,899	-	15,373

PENSION BENEFITS

The Company does not maintain a defined benefit pension plan or supplemental pension plan.

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

A description of the Company’s Deferred Bonus Plan is included in the “Introduction to 2007 Summary Compensation” beginning on page 22 and in Proposal 3 beginning on page 42.  There were no contributions by the Named Executive Officers in 2007 so the related column has not been included.

Name	Registrant Contributions in 2007 ($)(1)	Aggregate Earnings in 2007 ($)(2)	Aggregate Withdrawal Distributions ($)(3)	Aggregate Balance at 12/31/2007 ($)(4)
Edward J. Pettinella	-	-	-	-
David P. Gardner	773	7,726	52,912	140,670
Ann M. McCormick	1,052	10,520	15,026	212,188
Scott A. Doyle	689	6,886	-	148,288
John E. Smith	-	-	-	-

(1)           This column represents the value of all hypothetical dividends paid in 2007 on all shares in the Named Executive Officer’s deferred bonus account as a result of a 10% Company Match. The amounts listed above were also reported in the Summary Compensation Table.

(2)           This column represents the value of all hypothetical dividends on all shares in the Named Executive Officer’s deferred bonus accounts except for the shares related to the 10% Company Match which are already included as described in footnote (1) above.

(3)           The amounts listed in this column represent the value of the phantom stock on the issue date, which includes the value of the deferred amount, the 10% Company Match, hypothetical dividends reinvested and appreciation.

(4)           The total includes the following amounts also reported on the Summary Compensation Table for 2007:  Mr. Gardner $2,776; Mrs. McCormick $4,430; and Mr. Doyle $5,103.  It also includes the following amounts that were listed as “bonus” in prior years’ proxy statements:  Mr. Gardner $86,892; Mrs. McCormick $147,955; and Mr. Doyle $132,434.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Other than Mr. Pettinella, none of the Named Executive Officers have employment agreements which provide for any cash payment or other benefits in the event of the termination of employment.  Any rights that any of the Named Executive Officers have to such payments and benefits are the result of provisions in the various compensation plans that, to varying degrees, are available to other salaried employees of the Company.  Those compensation plans and the Named Executive Officers’ rights thereunder are described below.

In addition to the rights available under those plans, Mr. Pettinella has contractual rights pursuant to the terms of his employment agreement.  Mr. Pettinella’s employment agreement provides that, if his employment is terminated by the Company without cause or by Mr. Pettinella for good reason, he is entitled to receive a lump sum amount equal to 2.9 times his base salary and incentive compensation for the year preceding the termination plus, in the year following termination, the amount of incentive compensation that he would have earned if he had been an employee on December 31 of the year of termination.  In addition, all options become exercisable and remain so for one year and all restricted shares held by Mr. Pettinella vest.  He also is entitled to the continuation of his fringe benefits until the earlier of:  (1) December 31, 2010, or (2) he receives equivalent benefits from a new employer.  In the event of a change in control, Mr. Pettinella is entitled to receive the benefits provided under the Executive Retention Plan (described below), except he would receive three times his base salary and bonus instead of two times as provided to certain other beneficiaries of that plan.  In the case of disability, death or retirement, Mr. Pettinella is only entitled to benefits generally provided to other salaried employees as described below.

Change in Control

The Company’s Executive Retention Plan provides for severance benefits and other compensation to virtually all of the corporate staff of the Company in the event of a change in control of the Company and a subsequent termination of their employment, either by the Company without cause or by the employee with good reason.  Certain officers of the Company, including the Named Executive Officers, have the right to receive benefits under the Executive Retention Plan if they elect to terminate their employment for any reason during a 30-day window following the one-year anniversary of the change in control.

The level of benefits to be received under the Executive Retention Plan varies depending on the bonus factor applied to the individual pursuant to the Company’s Bonus Plan.  In all cases, regardless of bonus factor, upon a change in control with termination of employment, either by the Company with cause or by the employee with good reason, all stock options and restricted stock vest.  In addition, in all cases, regardless of bonus factor,  employees are entitled to receive in a lump sum their base salary through the termination date and to be paid in a lump sum all other amounts earned, accrued or deferred under the Bonus Plan and other compensation plans.

In addition to the above, upon a termination following a change in control, employees are entitled to receive in a lump sum a multiple of their current cash compensation ranging from a minimum of one month’s salary for every year employed (with a minimum of two months and a maximum of 24 months) up to a maximum of two times their current annual salary and two times the amount of the last paid bonus under the Bonus Plan.  The Named Executive Officers, along with 30 other employees, are entitled to the maximum benefits.  Mr. Pettinella is entitled to three times salary and bonus pursuant to his employment agreement as described above.  In addition, the Named Executive Officers and other members of senior management are entitled to a “gross-up” amount necessary to pay any excise tax due on the severance payment.

Stock Benefit Plans

Under the terms of the 2003 Stock Benefit Plan and the proposed 2008 Stock Benefit Plan, in the event of the termination of employment by the Company without good cause, any options held for more than six months (one year with respect to the 2008 Stock Benefit Plan) become fully exercisable and remain so for one year.  Upon disability, death or retirement, all options become fully exercisable and remain so for one year, except that options held by the executive officers, including the Named Executive Officers, do not vest upon retirement but continue to vest on their original terms.  Restricted shares, including those held by the Named Executive Officers, vest upon disability or death but remain in place on their original terms upon retirement.

No additional grants are being made under the Company’s prior two stock benefit plans, but there are awards still outstanding under both.  Under those plans, options held for more than six months by the Named Executive Officers become fully exercisable and remain so for three months following a termination by the Company without good cause.  Upon death, disability or retirement, all options become fully exercisable and remain so for a period of one year in the case of disability and death and three months in the case of retirement.

Miscellaneous Benefits

The termination of employment for any reason also triggers certain events under the Company’s Deferred Bonus Plan and 401(k) Savings Plan.  In addition, the termination of employment, by reason of disability or death, triggers benefits under disability and life insurance plans provided by the Company.  The benefits payable to the Named Executive Officers under those plans are the same as those available to other salaried employees, so no amount in respect to those plans is reported on the table below.

The following table provides information about the estimated amounts to be paid to the Named Executive Officers upon termination or change in control.  The Named Executive Officers would not receive any payment in the event of a voluntary termination on their part or a termination for cause by the Company.

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Involuntary Not for Cause Termination ($)		For Cause Termination ($)	Involuntary, Voluntary or Good Reason Termination (Change in Control) ($)	Retirement ($)	Death or Disability ($)

Edward J. Pettinella
Severance	-	3,553,228	(1)	-	3,675,753	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	325,540		-	2,095,276	955,305	2,095,276
Other Benefits and Tax Gross-Up	-	42,136	(3)	-	985,495	-	-

David P. Gardner
Severance	-	-		-	1,161,474	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	103,620		-	839,474	325,163	839,474
Other Benefits and Tax Gross-Up	-	-		-	-	-	-

Ann M. McCormick
Severance	-	-		-	1,006,484	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	94,920		-	703,310	269,100	703,310
Other Benefits and Tax Gross-Up	-	-		-	-	-	-

Scott A. Doyle
Severance	-	-		-	832,130	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	72,200		-	429,968	145,763	429,968
Other Benefits and Tax Gross-Up	-	-		-	-	-	-

John E. Smith
Severance	-	-		-	785,080	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	66,180		-	413,768	107,640	413,768
Other Benefits and Tax Gross-Up	-	-		-	-	-	-

(1)           This payment would be made pursuant to Mr. Pettinella’s employment agreement and is based on his 2007 salary and 2006 bonus paid in 2007.  This does not include the amount Mr. Pettinella would receive in the year following termination, which would equal the amount of incentive compensation that he would have earned if he had been employed on December 31 of the year of termination.

(2)           The vesting of options and restricted stock upon the occurrence of certain termination triggers is made in accordance with the terms of the 2003 Stock Benefit Plan, the Company’s prior stock benefit plans, or the Executive Retention Plan, as applicable.  For options, the amount listed represents the gain realized for unvested stock option grants as of December 31, 2007, using a year-end closing stock price of $44.85.  For restricted stock, the amount listed represents the number of unvested restricted shares as of December 31, 2007 multiplied by $44.85.

(3)           Under his employment agreement, Mr. Pettinella is entitled to a continuation of his fringe benefits until the earlier of:  (a) December 31, 2010; or (b) he receives equivalent benefits from a new employer.  This amount represents the estimated cost to the Company for continuing health, dental, executive long-term disability, standard long-term disability, life insurance and accidental death and dismemberment coverage for Mr. Pettinella from December 31, 2007 until December 31, 2010.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities Ownership of Management

The following table sets forth information as of March 7, 2008 regarding the beneficial ownership of shares of Common Stock by: (i) Nominees and Named Executives of the Company; and (ii) Nominees and executive officers of the Company as a group.  The table also includes information relating to the number and percentage of shares of Common Stock and UPREIT Units beneficially owned by the persons included in (i) and (ii) above (such UPREIT Units are exchangeable into shares of Common Stock or cash at the election of the Company).  In preparing this table, the Company has relied on information supplied by its officers and directors and upon information contained in filings with the SEC.

Name of Owner	# of Shares Beneficially Owned(1)		% of Shares Outstanding(1)		#of Shares/ UPREIT Units Owned(2)	% of Shares/ UPREIT Units Outstanding(2)

Edward J. Pettinella(3)	545,086		1.691%		545,086	1.194%

Josh E. Fidler(4)	7,565		*		524,672	1.158%

Alan L. Gosule(5)	29,411		*		29,411	*

Leonard F. Helbig, III(6)	68,844		*		68,844	*

Roger W. Kober(7)	29,899		*		29,899	*

Nelson B. Leenhouts(8)	104,138		*		308,362	*

Norman P. Leenhouts(9)	83,480		*		287,952	*

Clifford W. Smith, Jr.(10)	54,851		*		54,851	*

Paul L. Smith(11)	15,842		*		15,842	*

Thomas S. Summer(12)	8,565		*		8,565	*

Amy L. Tait(13)	69,844		*		83,657	*

David P. Gardner(14)	162,301		*		165,807	*

Ann M. McCormick(15)	148,176		*		150,478	*

Scott A. Doyle(16)	80,955		*		80,955	*

John E. Smith(17)	64,838		*		64,838	*

All executive officers and
directors as a group (19 persons)	1,639,129	(18)	4.994	%(19)	2,584,553	5.588	(20)

*Less than 1%

(1)           Assumes that all currently exercisable options or options exercisable within 60 days (“Currently Exercisable Options”) issued to the person have been exercised and all shares of restricted stock issued to the person have vested.  The total number of shares outstanding used in calculating the percentage assumes that none of the options held by any other person have been exercised and that all of the shares of restricted stock issued to any other person have vested.  Does not include shares in certain of the listed individuals’ accounts pursuant to the Company’s Deferred Bonus Plan and the Director Deferred Compensation Plan.  Shares of Common Stock are issued on a one-for-one basis upon the expiration of the deferral periods.  None of the deferral periods expire within 60 days.

(2)           Same assumptions as footnote (1) plus assumes that UPREIT Units issued to the person have been exchanged for shares of Common Stock (on a one-for-one basis) and that for purposes of calculating the percentage the total number of shares assumes that all of the UPREIT Units issued to any other person have been exchanged for shares of Common Stock.

(3)           Includes 350,973 shares which may be acquired upon the exercise of Currently Exercisable Options and 20,659 shares of restricted stock.  Of the shares owned by Mr. Pettinella, 154,654 have been pledged as collateral.

(4)           Includes 3,150 shares which may be acquired upon the exercise of Currently Exercisable Options and 2,815 shares of restricted stock.  The Shares/UPREIT Units owned include 101,126 UPREIT Units held by Mr. Fidler’s wife as to which he disclaims beneficial ownership and 343,442 UPREIT Units owned by Morton J. Macks Family Limited Partnership (the “FLP”).  Mr. Fidler is the president of the corporate general partner of the FLP and has the authority in this capacity to buy and sell securities on behalf of the FLP.  Mr. Fidler’s proportionate interest in the FLP is 687 UPREIT Units.  He disclaims beneficial ownership of the balance of the UPREIT Units owed by FLP.

(5)           Includes 17,350 shares which may be acquired upon the exercise of Currently Exercisable Options and 1,940 shares of restricted stock.  There are 5,794 additional shares in Mr. Gosule’s account pursuant to the Director Deferred Compensation Plan.

(6)           Includes 13,150 shares which may be acquired upon the exercise of Currently Exercisable Options and 940 shares of restricted stock.  There are 8,147 additional shares in Mr. Helbig’s account pursuant to the Director Deferred Compensation Plan.  Of the shares owned by Mr.  Helbig, 18,000 have been pledged as collateral.

(7)           Includes 17,350 shares which may be acquired upon the exercise of Currently Exercisable Options and 940 shares of restricted stock.  There are 6,802 additional shares in Mr. Kober’s account pursuant to the Director Deferred Compensation Plan.

(8)           Includes 54,835 shares which may be acquired upon the exercise of Currently Exercisable Options and 16,736 shares of restricted stock.  There are 3,542 additional shares in Mr. Nelson Leenhouts’ account pursuant to the Deferred Bonus Plan.   The fourth column also includes 150,000 UPREIT Units owned by Home Leasing.  Nelson Leenhouts is a director, officer and sole stockholder of Home Leasing.  The fourth column also includes 50,000 UPREIT Units owned by Nelson Leenhouts’ spouse as to which he disclaims beneficial ownership.

(9)           Includes 34,082 shares which may be acquired upon the exercise of Currently Exercisable Options, 700 shares in custodial accounts for the benefit of Mr. Norman Leenhouts' grandchildren (as to which he disclaims beneficial ownership) and 16,426 shares of restricted stock.  There are 929 additional shares in Mr. Leenhouts’ account pursuant to the Director Deferred Compensation Plan.   The fourth column also includes 150,000 UPREIT Units owned by Knollwood Ventures, Inc.  Norman Leenhouts is a director, officer and sole stockholder of Knollwood Ventures, Inc.  Of the UPREIT Units owned by Knollwood Ventures, Inc., 130,000 have been pledged as collateral.  The fourth column also includes 50,000 UPREIT Units owned by Norman Leenhouts’ spouse as to which he disclaims beneficial ownership.

(10)           Includes 17,350 shares which may be acquired upon the exercise of Currently Exercisable Options and 940 shares of restricted stock.  Also includes 1,400 shares owned by Mr. Clifford Smith's spouse as custodian for their minor children and 700 shares held in a trust for the benefit of one of Mr. Smith's minor children as to which he disclaims beneficial ownership.  There are 17,058 additional shares in Mr. Smith’s account pursuant to the Director Deferred Compensation Plan.

(11)           Includes 5,950 shares which may be acquired upon the exercise of Currently Exercisable Options and 3,215 shares of restricted stock.  There are 1,413 additional shares in Mr. Paul Smith’s account pursuant to the Director Deferred Compensation Plan.  Of the shares owned, 6,377 have been pledged as collateral.

(12)           Includes 4,750 shares which may be acquired upon the exercise of Currently Exercisable Options of 2,815 shares of restricted stock.

(13)           Includes 17,350 shares which may be acquired by Mrs. Tait upon the exercise of Currently Exercisable Options and 3,215 shares of restricted stock.  Also includes 5,036 shares held in a custodial account for Mrs. Tait’s minor children and 2,115 shares owned by Mrs. Tait's spouse as to which she disclaims beneficial ownership.  Mrs. Tait shares voting and dispositive power with respect to 15,000 shares with her spouse.  The fourth column also includes 11,195 UPREIT Units that Mrs. Tait owns individually, 2,548 UPREIT Units with respect to which she shares voting and dispositive power with her spouse and 70 UPREIT Units that her spouse owns and as to which Mrs. Tait disclaims beneficial ownership.    All of the jointly held shares and UPREIT Units have been pledged as collateral, as have 1,400 shares and 70 UPREIT Units owned by Mrs. Tait’s spouse and 26,821 shares and 11,195 UPREIT Units that Mrs. Tait owns individually.

(14)           Includes 98,058 shares which may be acquired upon the exercise of Currently Exercisable Options and 10,532 shares of restricted stock.  Mr. Gardner shares voting and dispositive power with his spouse with respect to 53,711 shares, all of which have been pledged as collateral.  The fourth column also includes 3,506 UPREIT Units owned by Mr. Gardner.  There are 1,925 additional shares in Mr. Gardner’s account pursuant to the Deferred Bonus Plan.

(15)           Includes 88,594 shares which may be acquired upon the exercise of Currently Exercisable Options and 8,690 shares of restricted stock.  Mrs. McCormick shares voting and dispositive power with her spouse with respect to 50,892 shares, all of which have been pledged as collateral.  The fourth column also includes 565 UPREIT Units that Mrs. McCormick owns individually and 1,737 UPREIT Units with respect to which she shares voting and dispositive power with her spouse.  There are 4,798 additional shares in Mrs. McCormick’s account pursuant to the Deferred Bonus Plan.

(16)           Includes 63,744 shares which may be acquired upon exercise of Currently Exercisable Options, 5,477 shares of restricted stock and 222 shares held in Mr. Doyle’s account under the Company’s 401(k) Savings Plan.  Of the shares owned by Mr. Doyle, 6,181 have been pledged as collateral.  There are 3,353 additional shares in Mr. Doyle’s account pursuant to the Deferred Bonus Plan.

(17)           Includes 41,808 shares which may be acquired upon exercise of Currently Exercisable Options, 5,850 shares of restricted stock and 540 shares held in Mr. John Smith’s account under the Company’s 401(k) Savings Plan.  Of the shares owned by Mr. Smith, 3,484 have been pledged as collateral.

(18)           Includes 937,077 shares which may be acquired upon the exercise of Currently Exercisable Options and 110,763 shares of restricted stock.  In addition to the shares pledged as collateral as indicated in the footnotes above, 15,639 shares have been pledged as collateral by other executive officers of the Company.

(19)           Assumes that all Currently Exercisable Options issued to all listed persons have been exercised and all shares of restricted stock issued to such persons have vested.

(20)           Same assumptions as footnote (19) plus assumes that all UPREIT Units issued to all listed persons have been exchanged for shares of Common Stock.

Security Ownership by Beneficial Owners of More than 5% of the Company’s Common Stock

The following table sets forth information regarding the beneficial ownership of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock as of December 31, 2007.  In preparing this table, the Company has relied on information contained in filings with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Stock(1)

Cohen & Steers, Inc. 280 Park Avenue, 10th Floor New York, NY 10017	4,568,401(2)	14.01%

FMR, LLC 82 Devonshire Street Boston, MA 02109	4,060,438(3)	12.46%

ING Groep N.V. Amstelveenseweg 500 1081 KL Amsterdam The Netherlands	2,443,937(4)	7.50%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,109,674(5)	6.47%

Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	1,953,221(6)	5.99%

(1)           Percentage is based on actual number of shares outstanding as of December 31, 2007 and may be different than the percentage referenced in the reports described below.

(2)           Based on a report on Schedule 13G (Amendment No. 4) filed jointly by Cohen & Steers, Inc., and Cohen & Steers Capital Management, Inc. on February 13, 2008, reflecting that: Cohen & Steers, Inc. and Cohen & Steers Management, Inc. beneficially own and have sole dispositive power with respect to 4,568,401 shares and have sole voting power with respect to 4,366,636 shares.  Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc.

(3)           Based on a report on Schedule 13G (Amendment No. 1) filed by FMR LLC on February 14, 2008 reflecting that FMR LLC beneficially owns and has sole dispositive power with respect to 4,060,438 shares and has sole voting power with respect to 978,700 shares.

(4)           Based on a report on Schedule 13G filed jointly by ING Groep N.V. and ING Clarion Real Estate Securities, L.P. on February 14, 2008, reflecting that:  (a)  ING Groep N.V. beneficially owns and has sole voting  and sole dispositive power with respect to 2,443,937 shares; and (b) ING Clarion Real Estate Securities, L.P. beneficially owns and has sole dispositive power over 2,356,913 shares, has sole voting power with respect to 961,627 shares and shared voting power with respect to 2,200 shares.  Of the shares held by ING Groep N.V. 2,437,237 shares are held by indirect subsidiaries of ING Groep N.V. in their role as a discretionary manager of client portfolios and 6,700 shares are held by indirect subsidiaries of ING Groep N.V. in their role as trustee.  In addition to the 2,443,937 shares beneficially owned, ING Groep N.V. also holds 9,000 custodian shares.

(5)           Based on a report on Schedule 13G (Amendment No. 3) filed by The Vanguard Group, Inc. on February 14, 2008, reflecting that The Vanguard Group, Inc. beneficially owns and has sole dispositive power with respect to 2,109,674 shares and has sole voting power with respect to 33,436 shares.

(6)           Based on a report on Schedule 13G filed jointly by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, on February 5, 2008, reflecting that  (a) Barclays Global Investors, N.A. beneficially owns and has sole dispositive power with respect to 1,259,063 shares and has sole voting power with respect to 1,051,305 shares; (b) Barclays Global Fund Advisors beneficially owns and has sole voting and dispositive power with respect to 673,647 shares; Barclays Global Investors, Ltd beneficially owns and has sole voting and dispositive power with respect to 4,726 shares; and Barclays Global Investors Japan Limited beneficially owns and has sole voting and dispositive power with respect to 15,785 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE.  Officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied, except as follows.  The purchase of 2,000 shares of Common Stock by Mr. Helbig was reported late as a result of a delay related to a new filing software system used by the Company.  The redemption by the Company on March 26, 2007 of the 1,850 shares of Series F Cumulative Redeemable Preferred Stock (the “Series F Preferred Stock”) held by Mr. Helbig was reported late.  These shares were redeemed by the Company on the same date and on the same terms as were all of the other shares of Series F Preferred Stock.  The accrual of phantom stock units under the Company’s Deferred Bonus Plan (to be converted into common shares at the end of the deferral period) into the deferred bonus accounts of the following executive officers was reported late as was the deposit of additional shares into those accounts pursuant to the dividend reinvestment feature of the Deferred Bonus Plan:  Johanna Falk: 479 phantom units on initial deferral/14 phantom units on dividend reinvestment; Robert J. Luken: 392 phantom units on initial deferral/5 phantom units on dividend reinvestment; Ann M. McCormick: 833 phantom units on initial deferral/44 phantom units on dividend reinvestment; and Scott Doyle: 1,198 phantom units on initial deferral/22 phantom units on dividend reinvestment.  All of the above transactions were subsequently reported on a Form 4.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The Company’s corporate headquarters are located in a building that is owned by an entity in which Norman and Nelson Leenhouts indirectly have a 75% interest.  The Operating Partnership and the building owner have entered into various leases for approximately 75,000 square feet.  The base rent payable by the Operating Partnership under the leases for 2007 was approximately $895,000, which remains unchanged for 2008.  The lease also requires the Operating Partnership to pay its pro-rata portion of property improvements, real estate taxes and common area maintenance.

The Board of Directors, in February 2007, approved the terms of an Employment Agreement with Nelson Leenhouts in which he agreed to continue in his leadership role in connection with the development activities of the Company.  The Employment Agreement was retroactive to January 1, 2007 as Mr. Leenhouts had been performing the duties specified in the agreement since that date.  The base salary paid to Mr. Leenhouts for the period from January 1, 2007 to December 31, 2007 was $300,000.  In addition, Mr. Leenhouts was paid a bonus in the amount of $157,500 in February 2008 for services performed in 2007.  The amount of the bonus was approved by the Board of Directors.  In 2008, Nelson Leenhouts will continue as an employee of the Company, serving as a liaison to the development team.  The amount of base salary he will receive for 2008 will be $292,000.  He will also participate in the Company’s Incentive Compensation Plan and has been assigned a bonus factor of 12%.

POLICIES AND PROCEDURES FOR APPROVAL OF RELATED PARTY TRANSACTIONS

On an annual basis, each employee of the Company and each of the directors is required to provide a written acknowledgement that they have reviewed the Company’s Code of Business Conduct and Ethics.  If an employee or director, or member of their immediate family, is involved in any transaction or arrangement in which the Company is a participant, that individual is to provide a written disclosure of that transaction or arrangement.  Any such disclosure provided by an executive officer or director is reviewed by the Corporate Governance/Nominating Committee of the Board and approved or disapproved.  In determining whether to approve such a transaction, the Committee takes into account, among other factors, whether the transaction was on terms  no less favorable to the Company than terms generally available to third parties and the extent of the executive officer’s or director’s involvement.

The current policy was finalized and adopted in February 2007.  All related party transactions which are required to be reported in this Proxy Statement were approved by the Corporate Governance/Nominating Committee pursuant to that policy.

PROPOSAL 2
APPROVAL OF THE COMPANY’S 2008 STOCK BENEFIT PLAN

The Board of Directors believes that the availability of stock options and other stock-based incentives is important to the Company’s ability to attract and retain experienced employees and non-employee directors and to provide an incentive for them to exert their best efforts on behalf of the Company.  There are currently three stock benefit plans pursuant to which options and restricted stock have been issued to employees and non-employee directors:  the 1994 Stock Benefit Plan, the 2000 Stock Benefit Plan and the 2003 Stock Benefit Plan.  At the 2005 Annual Meeting of Stockholders, the stockholders approved an amendment to the 2003 Stock Benefit Plan to increase the number of awards available for issuance.  The Board of Directors previously determined that no additional shares will be awarded under the 1994 Stock Benefit Plan and the 2000 Stock Benefit Plan.  The Board of Directors also has determined that no additional awards will be made under the 2003 Stock Benefit Plan, as amended, if the 2008 Stock Benefit Plan is approved by the stockholders.  As of March 7, 2008 and with respect to all three of the Company’s Stock Benefit Plans, there were 2,764,506 awards outstanding, which represents 6.1% of the aggregate of the Company’s outstanding Common Stock, UPREIT Units and Common Stock equivalents (the “Outstanding Equity”).

The outstanding UPREIT Units were issued over the course of the Company’s existence as purchase price consideration to individuals and entities from whom the Company purchased apartment communities. A key Company business strategy is the acquisition and repositioning of multifamily communities that are 20 to 30 years old.  These are typically owned by sellers who may have initially developed the communities and/or owned them since they were built.  As a result of receiving UPREIT Units, these sellers were able to defer the taxable gain they would otherwise have incurred on the sale of their property. The Board of Directors and management believe that the use of this deferral vehicle contributed to the Company’s ability to buy apartment communities that fit one of the Company’s core strategies at favorable prices. The Company has made more use of the UPREIT Unit vehicle than others in its peer group. With UPREIT Units comprising approximately 29% of the Company’s equity capitalization as of December 31, 2007, the Company ranked in the top tier of all REITs for use of this form of equity.  To exclude UPREIT Units from the calculation of Outstanding Equity would limit the Company’s ability to issue restricted stock and options to its employees and directors at levels that are consistent with those of its peer group who issued common stock rather than limited partnership interests to fund their growth.

UPREIT Units are exchangeable on a one-for-one basis into shares of Common Stock.  The exchange of an UPREIT Unit for Common Stock has no effect on diluted earnings per share as unitholders and stockholders effectively share equally in the net income of the Operating Partnership.  In addition, holders of UPREIT Units receive distributions in the same amount and at the same time that dividends are paid to the Company’s stockholders.  They are also allocated a pro-rata share of the Company’s earnings, pari passu with the holders of Common Stock.  UPREIT Units are like Common Stock in substantially every way, except with respect to voting rights.  UPREIT unitholders cannot vote at the Annual Meeting of Stockholders.

The Board of Directors is recommending that the stockholders approve the 2008 Stock Benefit Plan to provide for up to 2,450,000 shares for issuance of stock options and restricted stock to employees (including the executive officers) and non-employee directors.  If the 2008 Stock Benefit Plan is approved by the stockholders, the aggregate of the shares of Common Stock subject to outstanding options, shares of restricted stock outstanding and shares available for issuance under the 2008 Stock Benefit Plan would equal 11.5% of the Outstanding Equity and 10.3% of the Outstanding Equity plus the aggregate of shares of Common Stock subject to outstanding options, shares of restricted stock outstanding and shares available for issuance under the 2008 Stock Benefit Plan.

If the 2008 Stock Benefit Plan is not approved by the stockholders, the Board of Directors believes that the Company would be at a disadvantage compared to other companies in providing a market-competitive total compensation package necessary to attract, retain and motivate the talented employees and directors who are critical to the future success of the Company.

The Company recognizes that equity-based compensation is a valuable and limited resource, and understands the risk of dilution to its stockholders.  It, therefore, actively manages its use of equity-based compensation.  The Company’s “burn rate” for equity awards for 2007, 2006 and 2005 was 1.45%, 1.53% and 1.47% respectively, for a three-year average rate of 1.48%.  The burn rate is calculated by dividing the total of the options and restricted stock (with each share of restricted stock being valued as 2.5 options) granted in each year divided by the weighted average Outstanding Equity for the related year.   In connection with the proposed 2008 Stock Benefit Plan, over the next three years (through the Annual Meeting of Stockholders in 2011), the Company intends to maintain an average burn rate of 2.0% or less.

The complete text of the 2008 Stock Benefit Plan is attached to this Proxy Statement as Exhibit A.  The following description of the 2008 Stock Benefit Plan is a summary of certain provisions and is qualified in its entirety by reference to Exhibit A.

Description of the 2008 Stock Benefit Plan

Eligibility.  All employees (including officers) of the Company and non-employee directors are eligible to be selected for awards under the 2008 Stock Benefit Plan.  The number of persons who currently hold awards granted under the 2003 Stock Benefit Plan is approximately 300.

Shares Subject to Plan.  The maximum number of shares of Common Stock which may be subject to an award under the 2008 Stock Benefit Plan is 2,450,000.  Stock options awarded reduce the number of shares available for awards by one share for every one share granted.  Awards of restricted stock reduce the number of shares available for award by one share for every one share awarded, up to 250,000 shares; beyond that, restricted stock reduces the number of shares available for award by 3.5 shares for every one share awarded.

Administration.  The 2008 Stock Benefit Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”).  The Committee has full authority to administer the 2008 Stock Benefit Plan, including authority to interpret and construe any provision of the 2008 Stock Benefit Plan and to adopt such rules and regulations for administering the 2008 Stock Benefit Plan as it may deem necessary.  The Committee determines the individuals to whom awards are made under the 2008 Stock Benefit Plan, the amount of the awards, and the other terms and conditions of the awards.  The Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority and duties with respect to awards, including the granting thereof, to individuals who are not executive officers of the Company.  The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

Duration of the Plan.  The 2008 Stock Benefit Plan will continue until the later of:  (a) last expiration date of any option awarded under the Stock Plan; and (b) the last vesting date of any restricted stock awarded under the 2008 Stock Benefit Plan.  No Awards will be granted under the 2008 Stock Benefit Plan after May 1, 2018.

      Limitation.  A participant under the 2008 Stock Benefit Plan may not receive more than 200,000 shares underlying options in any calendar year. In addition, the aggregate fair market value of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year may not exceed $100,000.

Terms and Conditions of Awards.  The Committee may grant awards subject to vesting schedules or restrictions and contingencies acceptable to the Committee provided that: (i) the vesting schedule for stock options  shall not be any shorter than 33.34% per year; (ii) the restrictions on restricted stock granted shall not lapse fewer than three years after the date of grant. Awards may be subject to acceleration such that they become fully vested, exercisable and released from any restrictions or contingencies upon the occurrence of a change of control (as defined in the 2008 Stock Benefit Plan), death and total disability. Upon retirement, however, options held by any director or executive officer participant continue according to their original vesting schedule and the restrictions on any restricted stock continue as specified when the restricted stock was issued.

No option award may be granted with a term of more than ten years from the date of grant.

Additional Restrictions on Executive Officers and Directors.  The executive officers and the non-employee directors are subject to additional restrictions under the 2008 Stock Benefit Plan. Executive officers may only sell that number of shares in connection with a stock option exercise as is necessary to pay the exercise price and related commissions as well as to satisfy tax withholding requirements. They must also retain the equivalent number of shares (or share equivalents) received in an option exercise for no less than one year following the exercise. Non-employee directors may only sell that number of shares in connection with a stock option exercise as is necessary to pay the exercise price and any related income tax but not to exceed 35% of the gain. Non-employee directors are subject to the same one-year holding requirement as the executive officers.

Director Awards.  The 2008 Stock Benefit Plan provides for the issuance of stock options and restricted stock to the non-employee directors in each of 2008, 2009 and 2010.  For 2008, the number of options and shares of restricted stock to be issued is to be equal to a value of $26,000 and $55,000, respectively, with the value to be determined as described in the 2008 Stock Benefit Plan.  For 2009 and 2010, the Committee will determine the number of options and shares of restricted stock to be issued based on a peer comparison and other factors.  No more than, 6,000 options and 2,000 shares of restricted stock can be issued to each eligible director in each of 2009 and 2010.

Exercise Price.  The 2008 Stock Benefit Plan authorizes the Committee to grant options at an exercise price of not less than 100% of the fair market value of the shares on the date of grant, based on the last reported sale price on the New York Stock Exchange on that date. The exercise price is generally payable in cash, check, surrender of pre-owned shares of common stock that have been held for more than six months, an exercise and sale, or by such other means determined by the Committee.

Option Repricing Prohibited.  The exercise price for any outstanding option may not be decreased after the date of grant, nor may any outstanding option be surrendered as consideration for the grant of a new option with a lower exercise price.

Transferability of Awards.  An option shall be exercisable during the participant’s lifetime only by the participant, his or her guardian or legal representative or by such other means as the Committee may approve subject to applicable securities laws. Generally, awards may not be transferred other than by will or the laws of descent and distribution.

Adjustments Upon Changes in Capitalization.  The number and types of shares covered by outstanding awards, the number of shares authorized for issuance under the 2008 Stock Benefit Plan, the exercise price of each outstanding award, the maximum number and types of shares that may be granted to any participant in a fiscal year, and other terms may be adjusted by the Committee in the event of any stock dividend, stock split, merger, consolidation, reorganization, recapitalization, spin-off or similar transaction, or any other change in corporate structure affecting shares.

Change of Control.  In the event of a change of control as defined in the 2008 Stock Benefit Plan, outstanding awards will be subject to accelerated vesting and the restrictions on restricted stock shall lapse.

Amendment or Termination.  The Board of Directors may amend or terminate the 2008 Stock Benefit Plan at any time, subject to stockholder approval in certain circumstances described in the 2008 Stock Benefit Plan. Generally, material amendments to the 2008 Stock Benefit Plan require stockholder approval. No amendment or termination of the 2008 Stock Benefit Plan may adversely affect outstanding awards unless consented to by the participant in writing.

Certain Federal Tax Consequence.  The grant of stock options under the 2008 Stock Benefit Plan normally will not result in any federal income tax consequences to the grantee or to the Company.

Upon exercise of a non-statutory stock option the grantee recognizes ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. Any gain or loss on the grantee’s subsequent disposition of the shares will receive capital gain or loss treatment.

In the case of an incentive option, the grantee recognizes no federal taxable income upon exercising the option (subject to the alternative minimum tax rules discussed below), except that if the incentive option, if exercisable, is exercised more than three months (one year in the case of death or disability) after termination of employment, the tax treatment described above for non-statutory options will apply. In the event of a disposition of stock acquired upon exercise of an incentive option, the tax consequences depend upon how long the grantee has held the shares. If the grantee does not dispose of the shares within two years after the incentive option was granted, or within one year after exercise, the grantee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. Failure to satisfy either of the above holding periods results in ordinary compensation income in the year of disposition (a “disqualifying disposition”) equal to the lesser of: (i) the difference between the amount realized on the disposition and the exercise price; or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain to the grantee in excess of the amount taxed as ordinary income will be treated as capital gain. The difference between the fair market value of the shares at exercise and the exercise price is classified as an item of adjustment in the year of exercise of an incentive option for purposes of the grantee’s alternative minimum tax. This treatment will not apply if there is a disqualifying disposition in the same calendar year in which the incentive stock options are exercised.

Grantees of restricted stock will recognize no income at the time of grant. On the date that the restrictions lapse, the recipient will recognize ordinary compensation income on the difference between the amount paid for such stock (normally zero) and the fair market value of these shares on that date. Any gain or loss on the recipient’s later disposition of the shares will receive capital gain or loss treatment.

Recipients of restricted stock may, within 30 days after issuance, make a “Section 83(b) election” to recognize as ordinary compensation income in the year that restricted stock is received the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If that election is made, the recipient recognizes no further compensation income upon the lapse of restrictions and any subsequent disposition will give rise to capital gain or loss based on the difference between the compensation income recognized under the election and the sale proceeds.

Compensation income recognized by an employee in the various situations discussed above may be subject to withholding for federal income and employment tax purposes.

Capital gain or loss is treated as long-term or short-term depending on whether the shares are held for more than one year following exercise (one year following lapse of the restrictions in the case of restricted stock).  Capital gain income is not subject to tax withholding.

The foregoing is only a summary of the federal income tax consequences of 2008 Stock Benefit Plan transactions and is based upon federal income tax laws in effect on the date of this Proxy Statement. Reference should be made to the applicable provisions of the Internal Revenue Code. This summary does not purport to be complete, and does not discuss the tax laws of any municipality, state or foreign country to which the grantee may be subject.

New Plan Benefits

The following table sets forth information relating to grants to be made under the 2008 Stock Benefit Plan pursuant to the specific provisions of the 2008 Stock Benefit Plan. Additional awards may be made from time to time under the 2008 Stock Benefit Plan to non-employee directors, executive officers and other employees at the discretion of the Committee.

Name and Position	Dollar Value($)	Number of Shares Subject to Options/Restricted Stock Awards(#)

Edward J. Pettinella	$0		(1)
President and Chief Executive Officer
David P. Gardner	$0		(1)
Executive Vice President and Chief Financial Officer
Ann M. McCormick	$0		(1)
Executive Vice President, General Counsel and Secretary
Scott A. Doyle	$0		(1)
Senior Vice President
John E. Smith	$0		(1)
Senior Vice President
Named Executives Group	$0		(1)
Non-Employee Directors as a Group(2)	-	143,528/45,392
Non-Named Executives Employees as a Group	$0		(1)

(1)           The 2008 Stock Benefit Plan is to be administered by the Committee, which will determine the persons to be granted awards under the 2008 Stock Benefit Plan and the number and type of awards to be granted. It is expected that the Committee will consider an unknown number and type of awards for grant to the Named Executive Officers following the Annual Meeting of Stockholders in May 2008.  The exercise price of any option may not be less than 100% of the fair market value of the Company’s Common Stock on the date of the grant.

(2)           The 2008 Stock Benefit Plan provides that each of the non-employee directors will be granted options to purchase shares of the Company’s Common Stock having a value of $26,000 immediately following the Annual Meeting of Stockholders in May 2008 and options to purchase up to 6,000 shares of the Company’s Common Stock immediately following the Annual Meeting of Stockholders in 2009 and 2010. The options are to have an exercise price equal to the fair market value of the Company’s Common Stock on the date of the grants. The 2008 Stock Benefit Plan also provides for the grant of restricted stock having a value of $55,000 to each of the non-employee directors on May 9, 2008 and up to 2,000 shares of restricted stock immediately following the Annual Meeting of Stockholders in 2009 and 2010.  Assuming all of the Nominees are elected, there will be eight non-employee directors following the 2008 Annual Meeting of Stockholders, with the anticipation that a ninth non-employee director will be appointed prior to the 2009 Annual Meeting of Stockholders.  For purposes of the table, it has been assumed that each of the eligible directors has been issued the maximum number of options and shares of restricted stock in 2009 and 2010.  For 2008, the number of options and shares of restricted stock listed on the table is calculated as if the award were based on the closing price of a share of the Company’s Common Stock on March 7, 2008.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2008 STOCK BENEFIT PLAN.

PROPOSAL 3
APPROVAL OF THE AMENDMENT TO
DEFERRED BONUS PLAN

Management and the Board of Directors believe that the Company’s Deferred Bonus Plan assists the Company in remaining competitive in attracting and retaining its key employees because that plan assists those employees with their individual tax and financial planning.  The Company also believes that it is important for key employees to hold a significant stake in the Company so that their interests are closely aligned with those of the stockholders.  The Deferred Bonus Plan is one method whereby employees can easily acquire more of the Company’s Common Stock.  The Company contributes 10% of the cash amount each participant defers in order to encourage employees to use this method.  Payments of vested amounts under the Deferred Bonus Plan are generally made in shares of Common Stock.

The Deferred Bonus Plan as originally adopted in 1998 provided for the issuance of up to 100,000 shares.  As of March 7, 2008, only 9,204 shares remain available for issuance.

The stockholders are being asked to approve an amendment to the Deferred Bonus Plan to increase the total number of shares of Common Stock to be available for issuance there under to 150,000 shares.  If the stockholders do not approve the increase in the number of shares of Common Stock available for issuance under the plan to 150,000, the Board of Directors may independently decide to do so.  If the Board of Directors were to determine to add the 50,000 shares without stockholder approval, it would also eliminate the 10% Company contribution as it is the only feature of the plan that requires stockholder approval.

The complete text of Deferred Bonus Plan is attached as Exhibit B.  If this Proposal 3 is approved, the first sentence of Section 5(h) of the Deferred Bonus Plan would be amended to provide: “An aggregate of 150,000 shares of Company Common Stock (subject to substitution or adjustment as provided below) shall be available for stock payments under this Plan”.

The following description of the Deferred Bonus Plan is a summary of certain provisions and is qualified entirely by reference to Exhibit B.

Description of the Deferred Bonus Plan

Eligibility.  Every employee who has been assigned a bonus factor of 3% and above under the Company’s Incentive Compensation Plan, who also qualify as a “highly compensated employee” as defined in the Internal Revenue Code of 1986, as well as a member of a “select group of management or highly compensated employees” as defined in Employee Retirement Income Security Act of 1974 (ERISA) is eligible to participate in the Deferred Bonus Plan.  There are currently approximately 35 employees eligible to participate.

Administration.  The Deferred Bonus Plan is administered by the Compensation Committee of the Board.  The Committee has full authority to administer this plan and to adopt rules and regulations for carrying out this plan and to interpret, construe and implement its provisions.

Contributions.  Eligible employees can elect to defer up to 100% of their total annual bonus under the Company’s Incentive Compensation Plan for three, five or ten years.  The Company matches 10% of the deferred cash amount, which amount vests after three years.

Accounts.  A “phantom” stock account is established for each of the employee and Company contribution amounts.  Each deferral and the Company contribution is reflected by crediting those accounts with the phantom equivalent of the number of shares of the Company’s Common stock that could be purchased with the amounts deferred and contributed at the Common Stock’s fair market value the day before the compensation would otherwise have been paid.  Participants' accounts are also credited with the number of shares of the Company's Common Stock that could be purchased with hypothetical dividends that would be paid with respect to shares previously allocated to the accounts on the same date and at the same price that shares are purchased for participants in the dividend reinvestment feature of the Company's DRIP.

Payment of Deferred Amounts.  Payment of vested amounts from a participant’s accounts is to be made in a lump sum payment or in annual installments, at the participant’s option, commencing on the first dividend payment date following an elected anniversary or termination of employment, except that for certain key employees, payment upon termination of employment shall be delayed for six months to the extent required by Section 409A of the Internal Revenue Code of 1986.  Payments out of the deferred accounts, upon vesting or otherwise, are made by issuance of Common Stock, except in the event of payment by reason of a change in control in which event payment may be made in cash or by issuance of Common Stock at the election of the Committee.

Transferability of Award.  The rights of a participant under the Deferred Bonus Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the participant’s lifetime only by the participant or by his or her guardian or legal representative.

Adjustments Upon Change in Capitalization.  The number and kind of shares which are available for stock payments under the Deferred Bonus Plan may be adjusted by the Committee in the event of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, exchange of shares or similar transactions.

Change of Control.  In the event of a change of control as defined in the Deferred Bonus Plan, all account balances become fully and immediately vested and are paid in cash or Common Stock at the discretion of the Committee.

Amendment or Termination.  The Board of Directors may amend or terminate the Deferred Bonus Plan at any time provided that no such action may accelerate the time or schedule of payment of any amount under the plan, except as permitted by the Internal Revenue Code.  No amendment or termination may adversely affect a participant’s account under this plan, without his or her consent.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE DEFERRED BONUS PLAN.

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

The Audit Committee has appointed and the Board of Directors has ratified the appointment of the accounting firm of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.  PricewaterhouseCoopers LLP (and its predecessor, Coopers & Lybrand, L.L.P.) has served as the Company’s independent registered public accounting firm since commencement of the Company’s operations and is considered by the Audit Committee, the Board of Directors and management of the Company to be well qualified.  The stockholders are being asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP.  If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm.  Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.  A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE 2008 FISCAL YEAR.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company is composed entirely of independent directors as required by applicable securities laws and the current listing standards of the NYSE.  Its members are identified at the end of this report.  The Audit Committee operates under a written charter adopted by the Committee and the Board.

As described more fully in its Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.  Among other matters, the Audit Committee is responsible for the selection and oversight of the Company’s independent registered public accounting firm.

The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls.  The independent registered public accounting firm is responsible for performing an integrated audit on the Company’s consolidated financial statements as well as on the effectiveness of the Company’s internal control over financial reporting in accordance with generally accepted auditing standards and for issuing a report thereon.  The Committee, in carrying out its role, relies on the Company’s senior management and its independent public accountants.

During 2007, the Committee met six times.  The Committee’s meetings include, no less frequently than quarterly, executive sessions with the Company’s independent registered public accounting firm without the presence of the Company’s management and executive sessions with the Company’s management without the presence of the Company’s independent registered public accounting firm.  The Committee also meets with the Company’s Vice President, Internal Audit without the presence of the Company’s management.

As part of its oversight responsibility, the Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm, all annual and quarterly financial statements prior to their issuance.  Management advised the Committee that each set of the Company’s financial statements was prepared in accordance with generally accepted accounting principles and significant accounting and disclosure issues were reviewed with the Committee.  In addition, the Committee continued to monitor the scope and adequacy of the Company’s internal audit program.

The Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees).  In addition, the Company’s independent registered public accounting firm provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion With Audit Committees).  The Committee discussed with the independent registered public accounting firm their independence from management and the Company.

All audit and non-audit services provided by PricewaterhouseCoopers LLP and the fees paid by the Company with respect to such services have been reviewed and pre-approved by the Audit Committee, which has also considered whether the provision of any non-audit services is compatible with maintaining the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Paul L. Smith, Chair
Alan L. Gosule
Roger W. Kober
Thomas S. Summer

Principal Accounting Fees and Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm.  The Committee pre-approves on an annual basis the provision of certain audit, audit-related and tax services specifically described to the Committee.  Any additional engagements require separate pre-approval.  As permitted by the SEC’s rules, the Audit Committee has authorized its Chair, Paul Smith, to approve any additional non-audit services to be provided by the independent registered public accounting firm, provided that such service is permitted under applicable regulations and reported to the full Audit Committee at its next meeting.

All of the services described below for 2007 and 2006 were pre-approved by the Audit Committee.  The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintenance of the firm’s independence in the conduct of its audit function and determined that such services were compatible with the maintenance of independence.

Aggregate fees for professional services rendered to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2007 and 2006, were:

	2007	2006

Audit fees(1)	$893,450	$871,000
Audit-related fees(2)	55,000	257,000
Tax fees(3)	182,160	154,500
All other fees(4)	51,825	59,500
Total fees	$1,182,435	$1,342,000

(1)           Audit fees consisted of professional services rendered for the audits of the consolidated financial statements of the Company and the audit of the Company’s effectiveness on internal controls over financial reporting.

(2)           Audit-related fees consisted of assurance and related services related to SEC Regulation S-X Rule 3-14 audits performed in connection with property acquisitions, issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

(3)           Tax fees consisted of services related to preparation of tax returns and claims for refunds ($102,760 for 2007 and $91,500 for 2006) and tax planning and tax advice ($79,400 for 2007 and $63,000 for 2006).

(4)           All other fees consisted of license fees for software developed by PricewaterhouseCoopers LLP that assists with partner allocations for the Operating Partnership.

ADDITIONAL INFORMATION

Solicitation of Proxies

The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company.  In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities.  The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners.  The Company will reimburse such holders for their reasonable expenses.  The Company has also retained The Bank of New York Mellon Corporation to aid in the solicitation of proxies by mail and telephone.  The Company will reimburse Mellon for its reasonable out-of-pocket expenses in connection with those services.

Stockholder Proposals

A stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s Proxy Statement and form of proxy for the 2009 Annual Meeting of stockholders must be received by the Company by the close of business on December 4, 2008.  Any proposal received after February 16, 2009 will not, under the rules of the SEC, be considered timely for presentation at the 2009 Annual Meeting.  A proposal must comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement and form of proxy, and the proponent or a representative of the proponent must attend the annual meeting to present the proposal.

Form 10-K

Copies of the Form 10-K may be obtained without charge from Shareholder Services, Home Properties, Inc., 850 Clinton Square, Rochester, New York 14604.  A copy of the Form 10-K is also available through the Company’s Web site at www.homeproperties.com or from the SEC at its Web site at www.sec.gov.

Other Matters

The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting.  If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY.  PLEASE VOTE BY INTERNET, TELEPHONE OR COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

Exhibit A

HOME PROPERTIES, INC.
2008 STOCK BENEFIT PLAN

1.           PURPOSES OF THE PLAN

The purposes of this 2008 Stock Benefit Plan (the "Plan") are to enable Home Properties, Inc. (the "Company") and its Subsidiaries to attract and retain the services of individuals who are important to the future success of the Company, including key employees, as well as members of the Board of Directors and to provide them with increased motivation and incentive to exert their best efforts to enhance the long term value of the Company by enlarging their personal stake in its success.

2.           GENERAL PROVISIONS

2.1           Definitions.

As used in the Plan:

(a)	"Award" means a grant of a Stock Option or Restricted Stock.

(b)	"Board of Directors" means the Board of Directors of the Company

(c)	“Business Day” means any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

(d)	“Business Combination” means a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

(e)
“Change of Control” means an event that is “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A and that also falls within one of the following circumstances:

(i)
a change of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or to Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended; or

(ii)
any “person” (as such term is used in Sections 13(d) and 14(d)(2) of such Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iii)
during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(f)	"Code" means the Internal Revenue Code of 1986, including any and all amendments thereto.

(g)
"Committee" means the committee appointed by the Board of Directors from time to time to administer the Plan pursuant to Section 2.2.  Until changed by the Board of Directors, the Committee shall be the Compensation Committee of the Board of Directors.

(h)	"Common Stock" means the Company's Common Stock, $.01 par value.

(i)	"Company" means Home Properties, Inc. and any of its predecessors, subsidiaries or successors.

(j)	"Eligible Director" means a member of the Company's Board of Directors who is not otherwise an employee of the Company or any Subsidiary.

(k)	“Exchange Act” means the Exchange Act of 1934, including any and all amendments thereto.

(l)	“Executive Officer” means each officer of the Company who is subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act.

(m)
“Exercise Date” means the date that the notice of exercise and payment are received by the office of the Corporate Secretary of the Company or its designee as to the number of shares as to which the option is then being exercised.

(n)
"Fair Market Value" on any given date means the last reported sale price at which a share of Common Stock is traded on such date or, if no shares of Common Stock are traded on such date, the most recent date on which a share of Common Stock was traded, as reflected on the New York Stock Exchange or, if applicable, any other national stock exchange on which the Common Stock is traded.

(o)
“Good Cause” means that a Participant’s employment by, relationship with or service as an Eligible Director of the Company has been terminated by written notice because: (i) of his or her conviction of a felony for a crime involving an act of fraud or dishonesty, (ii) of intentional acts or omissions on such Participant's part causing material injury to the property or business of the Company, or (iii) such Participant shall have breached any material term of any employment agreement in place between such Participant and the Company and shall have failed to correct such breach within any grace period provided for in such agreement or an employee shall have breached any material condition of employment and shall have failed to correct that breach within a reasonable period of time.  "Good cause" for termination shall not include bad judgment or any act or omission reasonably believed by such Participant, in good faith, to have been in, or not opposed to, the best interests of the Company.

(p)	"Incentive Stock Option" means an option granted under the Plan that is intended to qualify as an incentive stock option under Section 422 of the Code.

(q)	“Merger Price” means the value (as determined by the Committee) of the consideration payable for shares of Common Stock pursuant to a Business Combination.

(r)	"Non-Qualified Stock Option" means an option granted under the Plan that is not an Incentive Stock Option.

(s)
“Option Value” means the value of a Stock Option which shall be calculated by multiplying the number of shares of Common Stock that are subject to the Stock Option by 12.5% of the Fair Market Value of a share of Common Stock on the grant date of the Stock Option.

(t)	"Participant" means a person to whom an Award has been granted under the Plan.

(u)	“Person” means any individual, entity or group.

(v)
"Restricted Stock" means shares of Common Stock awarded to a Participant subject to such conditions on vesting, transferability and other restrictions as are provided in Sections 4.1 and 4.2 of this Plan or as otherwise established by the Committee.

(w)
“Restricted Stock Value” means the value of shares of Restricted Stock which shall be calculated by multiplying the number of shares of Restricted Stock times the Fair Market Value of a share of Common Stock on the issue date of the Restricted Stock.

(x)	“Retirement” means with respect to an employee Participant a retirement pursuant to the Company’s policies and with respect to an Eligible Director means mandatory retirement pursuant to Board policy.

(y)	"Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, or any successor rule.

(z)	"Stock Option" means an Incentive Stock Option or a Non-Qualified Stock Option granted under the Plan.

(aa)
"Subsidiary" means Home Properties, L.P., Home Properties Resident Services, Inc., or any partnership of which the Company is general partner and holder of a majority of interests or any other entity in which the Company, directly or indirectly owns 50% or more of the voting stock or other equity or holds interests with the right to elect the governing body of such entity.

(bb)	“Total Disability” means total and permanent mental or physical disability as determined by the Committee.

(cc)	“Transaction” shall have the meaning given to it in Section 5.2.

2.2	Administration of the Plan.

(a)
The Plan shall be administered by the Committee appointed by the Board of Directors which shall at all times consist of three (3) or more persons, each of whom shall be members of the Board of Directors and shall qualify as an “independent director” within the meaning of the New York Stock Exchange Listed Company Manual, as amended from time to time and any successor thereto, as an “outside director” within the meaning of Section 162(m) of the Code and as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act. The Board of Directors may from time to time remove members from, or add members to, the Committee.  Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors.  The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine.

(b)
The Committee shall have the full power, subject to and within the limits of the Plan, to: (i) interpret and administer the Plan, and any Awards made under it; (ii) make and interpret rules and regulations for the administration of the Plan and to make changes in and revoke such rules and regulations (and in the exercise of this power, shall generally determine all questions of policy and expediency that may arise and may correct any defect, omission, or inconsistency in the Plan or any agreement evidencing the grant of any Award in a manner and to the extent it shall deem necessary to make the Plan fully effective); (iii) determine those persons to whom Awards shall be granted and the number of Awards and the nature of the Awards to be granted to any person subject to any limitations imposed by applicable law or regulations or resolutions of the Board of Directors of the Company; (iv) determine the terms of Awards granted under the Plan, consistent with the provisions of the Plan; and (v) generally, exercise such powers and perform such acts in connection with the Plan as are deemed necessary or expedient to promote the best interests of the Company.  The interpretation and construction by the Committee of any provisions of the Plan or of any Award shall be final, binding and conclusive.

(c)
The Committee may act only by a majority of its members then in office; however, the Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

(d)
The Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority and duties with respect to Awards, including the granting thereof, to individuals who are not Executive Officers of the Company.  The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

(e)
No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person's own fraud or bad faith.

2.3	Effective Date.

This 2008 Stock Benefit Plan has been adopted by the Board of Directors and shall be effective upon approval by the Company’s stockholders.

2.4	Duration.

The Plan shall remain in effect until the later of:  (a) latest exercise date of any Stock Option awarded under the Plan and (b) the last vesting date of any Restricted Stock Award under the Plan.  No Awards shall be granted under this Plan after May 1, 2018.

2.5	Shares Subject to the Plan.

The maximum number of shares of Common Stock which may be subject to Awards granted under the Plan shall be Two Million Four Hundred Fifty Thousand (2,450,000).  Stock Options awarded shall reduce the number of shares available for Awards by one share for every one share granted.  Awards of Restricted Stock shall reduce the number of shares available for Award by one share for every one share awarded, up to 250,000 shares; beyond that, Restricted Stock shall reduce the number of shares available for Award by 3.5 shares for every one share awarded.

The Awards shall be subject to adjustment in accordance with Section 5.1 and shares to be issued upon exercise of Awards may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock purchased or acquired by the Company for any purpose.

If any shares of Common Stock subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award terminates or expires without a distribution of shares of Common Stock to the Participant, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, such shares shall again be available for Awards under the Plan.  If shares of Common Stock are surrendered or withheld as payment of either the exercise price of an Award and/or withholding taxes in respect of such an Award, such shares of Common Stock shall not be returned to the Plan and shall not be available for future awards under the Plan.

2.6	Amendments.

The Plan may be suspended, terminated or reinstated, in whole or in part, at any time by the Board of Directors.  This Plan may be amended only with the approval of the holders of a majority of the shares of Common Stock eligible to vote.  Notwithstanding the prior sentence, the Board of Directors may from time to time make amendments to the Plan without shareholder consent if such amendments are made to:  (i) reflect a change that is of an immaterial nature or to cure any ambiguity; (ii) comply with Section 422 of the Code with respect to Incentive Stock Options, Rule 16b-3 and the rules of the New York Stock Exchange or any successor or replacement provisions and any regulations issued thereunder; (iii) satisfy any requests, conditions or guidelines contained in any order, direction, opinion, ruling or regulation of a federal or state agency or contained in federal or state law; and (iv) comply with Section 409A of the Code.

Except as otherwise provided herein, termination or amendment of the Plan shall not, without the consent of a Participant, affect such Participant's rights under any Award previously granted to such Participant.

Subject to the restrictions contained in Section 3.3 of this Plan, the Committee may also amend or modify the grant of any outstanding Award in any manner to the extent that the Committee would have had the authority to make such Award as so modified or amended.

2.7	Participants and Grants.

Awards may be granted by the Committee to Eligible Directors and to those employees of the Company who the Committee determines have the capacity to make a substantial contribution to the success of the Company.  The Committee may grant Stock Options to purchase such number of shares of Common Stock (subject to the limitations of Sections 2.5 and 3.2) as the Committee may, in its sole discretion, determine.   The Committee also may grant Restricted Stock (subject to the limitations in Sections 2.5 and 4.2) as the Committee may, in its discretion determine.  Notwithstanding the foregoing, the maximum number of shares of Common Stock covered by all Awards granted in any calendar year to any Participant may not exceed 200,000 shares.

3.	STOCK OPTIONS

3.1	General.

Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code.  To the extent that any option does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

All Stock Options granted under the Plan shall be evidenced by a notice to the Participant, or at the election of the Committee, by written agreements executed by the Company and the Participant to whom granted, which notice or agreement shall state the number of shares of Common Stock which may be purchased upon the exercise thereof and shall contain such investment representations and other terms and conditions as the Committee may from time to time determine, or, in the case of Incentive Stock Options, as may be required by Section 422 of the Code, or any other applicable law.

3.2	Grant of Options to Eligible Directors.

An option to purchase the following number of shares of Common Stock (subject to adjustment as provided in Section 5.1) shall be granted in each of the following years on the date of the annual meeting of the Company's stockholders, to each member of the Company’s Board of Directors who is an Eligible Director at such time immediately following such annual meeting.

(a)	2008 – that number of shares having an Option Value equal to $26,000

(b)	2009 – up to 6,000 shares

(c)	2010 – up to 6,000 shares

For 2009 and 2010, the Committee shall determine the number of Stock Options to be granted to each of the Eligible Directors (not to exceed 6,000 shares for each year) based on an analysis of the amount and type of compensation paid to the members of the boards of directors of the Company’s peer group, as well as other factors as may reasonably be considered by the Committee.

3.3	Exercise Price.

Subject to the provisions of Sections 3.8(d) and 5.1, the exercise price per share of Common Stock subject to a Stock Option shall in no case be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Stock Option is granted.  Notwithstanding anything to the contrary herein other than any adjustments pursuant to Section 5.1, the exercise price per share of Common Stock subject to a Stock Option may not be reduced after the Stock Option is granted.  No outstanding Stock Option may be surrendered as consideration for the grant of a new Stock Option with a lower exercise price.

3.4	Term.

Subject to the provisions of Section 3.8(d), the duration or term of each Stock Option granted under the Plan shall be for such period as the Committee shall determine but in no event more than ten (10) years from the date of grant thereof.

3.5	Exercise.

Stock Options shall be exercisable at such time or times as the Committee shall specify when granting the Stock Option, except that the vesting schedule for any Stock Options shall not be any shorter than 33.34 percent of such Stock Option on each of the first three (3) anniversaries of the date of grant, subject to acceleration of the vesting period upon the occurrence of certain events as provided herein.  Once exercisable, a Stock Option shall be exercisable, in whole or in part, until the expiration or termination of its term by giving a notice of exercise by the Person exercising the Stock Option, to the Secretary of the Company at the principal office of the Company or to such other Person and address as specified by the corporate Secretary specifying the number of shares of Common Stock as to which the Stock Option is then being exercised together with payment of the full exercise price for the number of shares being purchased.  The date both such notice and payment are received by the office of the corporate Secretary of the Company or the corporate Secretary’s designee shall be the date of exercise of the Stock Option as to such number of shares.  Notwithstanding any provision to the contrary, no Stock Option may at any time be exercised with respect to a fractional share.

3.6	Payment of Exercise Price.

The exercise price for shares of Common Stock as to which a Stock Option has been exercised and any amount required to be withheld, as contemplated by Section 5.6, may be paid:

(a)	in cash, or by check, bank draft or money order payable in United States dollars to the order of the Company; or

(b)
by the delivery (or attestation to the ownership) by the Participant to the Company or its designee of whole shares of Common Stock already owned by the Participant for at least six months (and in the case of delivery of shares acquired by exercise of an Incentive Stock Option, for at least one year) having an aggregate Fair Market Value on the Business Day prior to the Exercise Date equal to the aggregate of the exercise price of Common Stock as to which the Stock Option is then being exercised; or

(c)
so long as not prohibited by law, by delivery by the Participant of a properly executed exercise notice to the Company or its designee, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount necessary to pay the exercise price, and, if requested, any applicable withholding taxes and commissions provided that in the event the Participant chooses to pay the purchase price as so provided, the Participant and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure.

(d)	by any combination of (a), (b) or (c) above.

The Committee may, in its discretion, impose limitations, conditions and prohibitions on the use by a Participant of shares of Common Stock to pay the exercise price payable by such Participant upon the exercise of a Stock Option.

To facilitate the payment alternative described in paragraph (c) above, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.  The issuance of shares of Common Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the Participant (or a purchaser acting in their stead in accordance with the provisions of the Stock Option) by the Company or its designee of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or applicable provisions of laws.  In the event a Participant chooses to pay the purchase price by previously-owned shares of Common Stock through the attestation method, the shares of Common Stock transferred to the Participant upon the exercise of the Stock Option shall be net of the number of shares attested to.

3.7	Limitation of Rights.

Neither the recipient of an Option under the Plan nor the recipient's successor or successors in interest shall have any rights as a shareholder of the Company with respect to any shares of Common Stock subject to an Option granted to such person until the date of issuance of such shares of Common Stock.

3.8	Special Rules for Incentive Stock Options.

Notwithstanding any other provision of the Plan, the following provisions shall apply to Incentive Stock Options granted under the Plan:

(a)	Incentive Stock Options shall only be granted to Participants who are employees of the Company or its Subsidiaries.

(b)
To the extent that the aggregate Fair Market Value of Common Stock, with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under this Plan and any other Plan of the Company or a Subsidiary, exceeds $100,000 (determined by using the Fair Market Value as of the grant date), such Stock Options shall be treated as Non-Qualified Stock Options.

(c)
Any Participant who disposes of shares of Common Stock acquired upon the exercise of an Incentive Stock Option by sale or exchange either within two (2) years after the date of the grant of the Incentive Stock Option under which the shares were acquired or within one (1) year of the acquisition of such shares, shall promptly notify the Secretary of the Company at the principal office of the Company of such disposition, the amount realized, the exercise price per share paid upon exercise and the date of disposition.

(d)
No Incentive Stock Option shall be granted to a Participant who, at the time of the grant, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock either of the Company or any parent or Subsidiary of the Company, unless the purchase price of the shares of Common Stock purchasable upon exercise of such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value (at the time the Incentive Stock Option is granted) of the Common Stock and the Incentive Stock Option is not exercisable more than five (5) years from the date it is granted.

3.9	Termination.

(a)
If a Participant’s employment by the Company shall terminate but the Participant remains or becomes an Eligible Director then the Participant’s relationship with the Company shall be deemed to have continued and notwithstanding anything to the contrary contained herein, all rights under any outstanding Stock Option held by such Participant which shall not have previously lapsed or terminated shall continue in full force and effect as granted, except this service continuation sole shall not apply to any Stock Option that is intended to be an Incentive Stock Option or except as required by the Code. If subsequent to a Participant’s termination of employment by, relationship with or service as an Eligible Director of the Company, but prior to the exercise of a Stock Option, the Board of Directors determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute “Good Cause”, then any outstanding Stock Option held by such Participant which shall not have previously lapsed or terminated shall expire immediately, whether or not such Stock Option is vested or otherwise exercisable.

(b)
If a Participant's employment by, relationship with or service as an Eligible Director of the Company or its Subsidiaries shall terminate as a result of such Participant's Total Disability, each Stock Option held by such Participant (which has not previously lapsed or terminated) shall immediately become fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of such termination) and shall remain so exercisable by such Participant for a period of one (1) year after termination unless such Stock Option expires earlier by its terms.

(c)
In the event of the death of a Participant, each Stock Option held by such Participant (which has not previously lapsed or terminated) shall immediately become fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of death) by the executor or administrator of the Participant's estate or by the person or persons to whom the deceased Participant's rights thereunder shall have passed by will or by the laws of descent or distribution, and shall remain so exercisable for a period of one (1) year after such Participant's death unless such Stock Option expires earlier by its terms.

(d)
If an employee Participant's employment by the Company shall terminate by reason of such Participant's Retirement, each Stock Option held by such employee Participant at the date of termination (which has not previously lapsed or terminated) shall immediately become fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of such termination) and shall remain so exercisable by such Participant for a period of one (1) year aftertermination, unless the Stock Option expires earlier by its terms.  Notwithstanding the above, if a Participant as described in the preceding sentence is an Executive Officer of the Company at the time of his or her Retirement, then each Stock Option held by such Participant at the date of Retirement (which has not previously lapsed or terminated) shall continue to be exercisable at such time or times as the Committee shall have specified when granting the Stock Option, except as otherwise required by the Code.  In the event of the termination of an Eligible Director’s service as a member of the Board of Directors by reason of Retirement, each Stock Option held by such Eligible Director at the date of termination (which had not previously lapsed or terminated) shall continue to be exercisable at such time or times as shall have been specified when the Stock Option was granted, except as otherwise required by the Code.

(e)
In the event the Company terminates the employment of an employee Participant for any reason except "Good Cause" and except upon such Participant's death, Total Disability or Retirement, each Stock Option, which has been held by such Participant for more than one year prior to such termination, shall immediately become fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable as to that extent at the time of such termination) and shall remain exercisable for a period of one (1) year after such termination unless such Stock Option expires earlier by its terms.  Any Stock Option held by an employee Participant for less than one year shall expire immediately.  Any Stock Option held by an Employee Participant whose employment is terminated for Good Cause or whose employment terminates as a result of resignation shall expire immediately, whether or not such Stock Option is vested or otherwise exercisable.

(f)
In the event of the termination of an Eligible Director’s service as a member of the Board of Directors for any reason except “Good Cause” and except upon such Eligible Director’s Death, Total Disability or Retirement, each Stock Option which has been held by such Eligible Director for more than one year prior to such termination shall continue to be exercisable at such time or times as shall have been specified when the Stock Option was granted, except as otherwise required by the Code.  Any Stock Options held by an Eligible Director for less than one year prior to such termination shall expire immediately.  Any Stock Option held by an Eligible Director whose service as a member of the Board of Directors is terminated for Good Cause shall expire immediately, whether or not such Stock Option is vested or otherwise exercisable.

(g)
Notwithstanding the foregoing provisions of this Section 3.9, if a Stock Option is intended to be an Incentive Stock Option, in no event may the time for exercise be later than three (3) months after the Participant’s termination of employment; provided, however, in the case of a Participant’s Total Disability or death within three (3) months after the termination of employment, the Stock Option may be exercised within one (1) year after the date of the Participant’s termination of employment, but in no event after the date of expiration of the term of the Stock Option.

3.10	Effect of Leaves of Absence.

It shall not be considered a termination of employment when a Participant is on an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment (or other business relationship) is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

3.11	Additional Restrictions on Executive Officers and Eligible Directors.

As a condition to exercising a Stock Option issued pursuant to this Plan, each Executive Officer and Eligible Director shall be deemed to have agreed that not notwithstanding anything to the contrary in this Plan:  (a) such Participant will not exercise such Stock Option or any part thereof in such a manner that such Participant will realize an immediate cash payment in connection with such exercise except that such Participant may direct that the number of shares of Common Stock as to which the Stock Option is then being exercised may be sold to pay the exercise price, as well as to pay a related commission to a third party on such Participant’s behalf and, in the case of Executive Officers, the amount necessary to pay any withholding taxes to the Company; and (b) such Participant shall retain for a period of no less than one calendar year following the exercise of the Stock Option or any part thereof beneficial ownership of no fewer than the same number of shares of the Company’s Common Stock (or share equivalent, including limited partnership units in Home Properties, L.P.) as was received by such Participant upon the exercise of that Stock Option or any part thereof.  An Eligible Directors also may receive cash to be used to pay applicable taxes due with respect to any taxable gain realized on the exercise of that Stock Option or any part thereof provided that the cash received shall not exceed 35% (thirty-five percent) of that gain.  The Committee may waive the requirements of this Section 3.11 with respect to any Participant if they determine such waiver to be appropriate in their sole discretion.

4.	RESTRICTED STOCK AWARDS

4.1	General.

The Committee may, in its discretion, grant one or more Restricted Stock Awards to any eligible employee.

Each grant of Restricted Stock shall be evidenced by a notice to the Participant of the Restricted Stock Award, which shall specify the number of shares of Common Stock to be issued to the Participant, the date of such issuance and such other information as shall be deemed appropriate.  The restrictions imposed on any grant of Restricted Stock Awards shall not lapse and the shares shall not vest fewer than three (3) years after the date of grant, subject to acceleration of the vesting period upon the occurrence of certain events provided herein.  Shares of Restricted Stock subject to restrictions shall be held by the Company until the restrictions on such shares shall have lapsed and the shares shall have vested in accordance with the provisions of the Award.  Promptly after the lapse of restrictions, the number of shares of Common Stock as to which the restrictions have lapsed shall be delivered to the Participant.  The Participant shall deliver to the Company such further assurance and documents as the Committee may require as a condition to delivery of the shares.

4.2	Grants of Restricted Stock to Eligible Directors.

A grant of the following number of shares of Restricted Stock (as adjusted pursuant to Section 5.1) shall be granted on the indicated dates, to each member of the Company’s Board of Directors who is an Eligible Director at such time.

(a)	May 9, 2008 – that number of shares having a Restricted Stock Value equal to $55,000

(b)	On the date of and immediately following the Annual Meeting of the Company’s Stockholders in 2009 and 2010 - up to 2,000 shares on each date

For 2009 and 2010, the Committee shall determine the number of shares of Restricted Stock to be issued to each of the Eligible Directors (not to exceed 2,000 shares) based on an analysis of the amount and type of compensation paid to the members of the boards of directors of the Company’s peer group, as well as other factors as may reasonably be considered by the Committee.

4.3	Restrictions.

(a)
Pre-Vesting Restraints.  Shares of Common Stock comprising any Restricted Stock Award may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until the restrictions have lapsed.

(b)
Dividend and Voting Rights.  Unless otherwise provided in the applicable notice of the Restricted Stock Award, a Participant receiving a Restricted Stock Award shall be entitled to cash dividend and voting rights for all shares of Common Stock issued even though they are not vested, provided that such rights shall terminate immediately as to any Restricted Stock that ceases to be eligible for vesting.

(c)
Accelerated Vesting. The restrictions on Restricted Stock shall lapse upon the Participant’s termination of service as an employee or as an Eligible Director of the Company, as applicable, by reason of Total Disability or death.

(d)
Continued Vesting.  In the event of the Retirement of an employee Participant or if an Eligible Director’s services as a member of the Board of Directors terminates by reason of Retirement, expiration of the director’s term in office (without re-nomination or re-election) or by voluntary resignation, the restrictions on the Restricted Stock held by such Participant shall not lapse but shall continue as specified when the Restricted Stock was awarded, provided however that any restriction related to continued employment, with respect to an employee Participant, or continued service as a member of the Board of Directors, with respect to an Eligible Director, shall no longer be applicable.

(e)
Forfeiture.  Except as provided in Sections 4.3(c) and 4.3(d), Restricted Stock as to which the restrictions have not lapsed in accordance with the provisions of the Award or pursuant to Section 4.3(c) shall be forfeited upon a Participant’s termination of service as an employee or as an Eligible Director, including but not limited to by reason of voluntary resignation by an employee, or termination of the services of an employee or Eligible Director for Good Cause.  Upon the occurrence of any forfeiture of shares of Restricted Stock, such forfeited shares shall be automatically transferred to the Company without payment of any consideration by the Company and without any action by the Participant and shall be available for future grants of Restricted Stock under the Plan.

4.4	Section 83(b) Election.

Pursuant to Section 83(b) of the Internal Revenue Code, a Participant may elect within 30 days of the date of grant to include in his or her gross income the fair market value of the Restricted Stock covered by an Award in the taxable year of grant.  The election must be made by filing the appropriate notice with the Internal Revenue Service within 30 days of the date of grant.  If the Participant makes this election, the Participant shall promptly notify the Company by submitting to the Committee a copy of the election notice filed with the Internal Revenue Service.

5.	MISCELLANEOUS PROVISIONS

5.1	Recapitalizations.

If, through or as a result of any Business Combination, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, the Committee shall make an appropriate or proportionate adjustment in:  (i) the maximum number of shares reserved for issuance under the Plan; (ii) the number of Stock Options or shares of Restricted Stock that can be granted to any one individual participant; (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan; and (iv) the price for each share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options) as to which such Stock Options remain exercisable.  The adjustment by the Committee shall be final, binding and conclusive.  No fractional shares of Common Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

5.2	Mergers.

Upon consummation of a Business Combination in which outstanding shares of Common Stock are exchanged for securities, cash or other property of an unrelated corporation or business entity or in the event of a liquidation of the Company (in each case, a “Transaction”), the Committee may, in its discretion, take any one or more of the following actions, as to outstanding Stock Options:  (i) provide that such Stock Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the optionees, provide that all unexercised Stock Options will terminate immediately prior to the consummation of the Transaction unless exercised by the optionee within a specified period following the date of such notice, and/or (iii) in the event of a Business Combination under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Business Combination, make or provide for a cash payment to the optionees equal to the difference between (a) the Merger Price times the number of shares of Common Stock subject to such outstanding Stock Options (to the extent then exercisable at prices not in excess of the Merger Price) and (b) the aggregate exercise price of all such outstanding Stock Options in exchange for the termination of such Stock Options.  In the event Stock Options will terminate upon the consummation of the Transaction as provided in clause (ii), each optionee shall be permitted, within a specified period determined by the Committee, to exercise all non-vested Stock Options, subject to the consummation of the Transaction.

5.3	Substitute Awards.

The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who concurrently become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation.  The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.  Any substitute awards granted under this Plan shall not count against the share limitation set forth in Section 2.5.

5.4	Change of Control.

Notwithstanding any other provision of this Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change of Control:

(a)	All Stock Options shall automatically become fully exercisable and vested; and

(b)	Any restrictions applicable to any Restricted Stock shall lapse and such Restricted Stock shall become free of all restrictions and limitations and become fully vested and transferable.

5.5	Non-Transferability.

No Award shall be transferable except by will or the laws of descent and distribution, nor shall any Award be exercisable during the Participant's lifetime by any person other than the Participant or their guardian or legal representative.  Any purported transfer contrary to this provision will be null and void and without effect.

5.6	Withholding.

The Company's obligations under this Plan are subject to applicable federal, state and local tax withholding requirements. Unless otherwise provided by the Committee in the notice of Award, a Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Common stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, (ii) transferring to the Company shares of Common Stock owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (iii) in a combination of (i) and (ii).  If the Participant shall fail to pay, or make arrangements satisfactory to the Committee for the payment, to the Company of all such federal, state and local taxes required to be withheld by the Company, then the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to such Participant an amount equal to (or shares of Common Stock having a value equal to) any federal, state or local taxes of any kind required to be withheld by the Company.

5.7	Compliance with Law and Approval of Regulatory Bodies.

No Award shall be exercisable and no shares will be delivered under the Plan except in compliance with all applicable federal and state laws and regulations including, without limitation, compliance with all federal and state securities laws and withholding tax requirements and with the rules of all domestic stock exchanges on which the Common Stock may be listed.  Any share certificate issued, or any notice of issuance of uncertificated shares to evidence shares for which an Award or Director's Option is exercised may bear legends and statements the Committee shall deem advisable to assure compliance with federal and state laws and regulations.  No Stock Option shall be exercisable and no shares will be delivered under the Plan, until the Company has obtained consent or approval from regulatory bodies, federal or state, having jurisdiction over such matters as the Committee may deem advisable.  In the case of the exercise of a Stock Option by a person or estate acquiring the right to exercise the Stock Option as a result of the death of the Participant, the Committee may require reasonable evidence as to the ownership of the Stock Option and may require consents and releases of taxing authorities that it may deem advisable.

5.8	Compliance with Code Section 409A.

No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code.  The Committee shall exercise its powers under this Plan in a manner that is consistent with this intent and all applicable requirements under Code Section 409A.  Notwithstanding any other provision of the Plan, the Committee may in its discretion amend the Plan or any Award so as to comply with applicable requirements of Section 409A of the Code.

5.9	No Right to Employment or Directorship.

Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, nor the granting of any Award hereunder, shall confer upon any Participant under the Plan any right to continue in the employ or as a director of the Company or any Subsidiary, or shall in any way affect the right and power of the Company or any Subsidiary to terminate the employment or directorship of any Participant at any time with or without assigning a reason therefore, to the same extent as might have been done if the Plan had not been adopted.

5.10	Exclusion from Pension Computations.

By acceptance of any Award under the Plan, the Participant shall be deemed to agree that any income realized upon the receipt or exercise thereof or upon the disposition of the shares received upon exercise will not be taken into account as "base remuneration", "wages", "salary" or "compensation" in determining the amount of any contribution to or payment or any other benefit under any pension, retirement, incentive, profit-sharing or deferred compensation plan of the Company or any Subsidiary.

5.11	Abandonment of Options.

A Participant may at any time abandon a Stock Option prior to its expiration date.  The abandonment shall be evidenced in writing, in such form as the Committee may from time to time prescribe.  A Participant shall have no further rights with respect to any Stock Option so abandoned.

5.12	Severability.

If any of the terms of provisions of the Plan conflict with the requirements of Rule 16b-3, then such terms or provisions shall be deemed inoperative as to directors and Executive Officers to the extent they so conflict with the requirements of Rule 16b-3.

5.13	Interpretation of the Plan.

Headings are given to the Sections of the Plan solely as a convenience to facilitate reference; such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of the Plan or any provision hereof.  The use of the masculine gender shall also include within its meaning the feminine.  The use of the singular shall also include within its meaning the plural and vice versa.

5.14	Use of Proceeds.

Funds received by the Company upon the exercise of Stock Options shall be used for the general corporate purposes of the Company.

5.15	Construction of Plan.

The place of administration of this Plan shall be in the State of New York, and the validity, construction, interpretation, administration and effect of this Plan and of its rules and regulations, and rights relating to this Plan, shall be determined solely in accordance with the laws of the State of New York.

Exhibit B

HOME PROPERTIES, INC.

DEFERRED BONUS PLAN
(Amended and Restated as of January 1, 2008)

1.           Purpose

Home Properties, Inc. (the “Company”) has adopted this Home Properties, Inc. Deferred Bonus Plan (the “Plan”) to assist its key employees with their individual tax and financial planning and to permit the Company to remain competitive in attracting, retaining, motivating and rewarding key employees who can directly influence the Company’s operating results.  The Plan permits eligible employees to defer the receipt of annual cash bonuses which they may be entitled to receive from the Company and the Company to contribute matching contributions on their behalf.

2.           Eligibility

An employee of the Company is eligible to participate in this Plan if he or she is in the 3% and above bonus group, is designated by the Committee established pursuant to section 9 as eligible to participate, is a “highly compensated employee” as this term is defined in Section 414(q) of the Internal Revenue Code, and is a member of a “select group of management or highly compensated employees” as this term is defined in Title I of ERISA.

3.           Contributions

(a)         Participant Contributions.

(1)
Amount of Deferral.  A participant may elect to defer receipt of any whole percent (100 percent maximum) of his or her annual cash bonus otherwise payable to the participant by the Company during a calendar year.

(2)
Time for Electing Deferral.  Deferral elections shall be made before the beginning of the calendar year during which the participant will perform the services to which the annual bonus relates.  For example, if a participant wished to defer to a portion of his or her 2009 annual bonus, the participant’s written deferral election must be made on or before December 31, 2008 (before the first day of the calendar year in which the bonus performance period begins), even though the 2009 annual bonus may be actually paid in 2010.  Any election to defer shall be made in accordance with subsection 3 below.

Notwithstanding the foregoing, a newly-eligible participant may make an initial deferral election within 30 days of the time the participant first becomes eligible to participate in this Plan, provided that deferrals with respect to this election may be made only with respect to a prorated portion of the participant’s annual bonus for the performance period currently in effect (i.e., the annual bonus amount multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period).  This initial eligibility rule shall not apply if the participant is, or ever has been, eligible to participate in another deferred compensation plan sponsored by the Company that is an “account balance plan” under the plan aggregation rules of Code Section 409A.

(3)
Manner of Electing Deferral.  A participant shall elect a deferral by giving written notice to the Committee in a form prescribed by the Committee.  The notice shall include (1) the bonus period with respect to which the deferral relates; (2) the amount to be deferred; (3) the length of the deferral period; and (4) for deferrals relating to services performed in 2008 or thereafter, the form of payment as either a lump sum payment or annual installment payments over a specified period not to exceed 10 years.  A participant may designate a deferral period of three, five or ten years in which case payment will commence on the Company’s first quarterly dividend payment date following the applicable anniversary date measured from the date the amounts are deferred.

If a participant elects annual installment payments, the installment payments shall be substantially equal in amount, provided that any hypothetical dividends credited to the Participant Account (as described in Section 4(a) below) during the installment payment period shall be paid with the final installment payment.  Each such payment shall be paid on the Company’s first quarterly dividend payment date in each designated year.

For example, a participant may elect in December 2008 to defer for three years a bonus payable in 2010 with respect to 2009 services.  If the bonus is otherwise payable in cash in January 2010, it will be deferred and payment will commence on the Company’s first quarterly dividend payment date following the anniversary date that falls in January 2013.

For deferrals made prior to 2008, notwithstanding the foregoing, in the event the participant terminates employment, vested benefits payments shall be paid on the Company’s first quarterly dividend payment date following termination notwithstanding any later date specified in the participant’s election form.  For deferrals relating to services performed in 2008 or thereafter, a Participant may elect to receive payment of deferred amounts on (i) a specified payment date, (ii) termination of employment, or (iii) the earlier of a specified payment date or termination of employment.  For purposes of the Plan, termination of employment shall mean the separation of service with the Company (within the meaning of Section 409A), voluntarily or involuntarily, for any reason other than an authorized leave of absence.

If a participant dies before receiving all vested benefits in his or her Participant Account, the remaining balance shall be paid to the participant’s estate in a lump sum as soon as administratively practicable following the participant’s death, and in no event later than March 15th of the calendar year following the calendar year in which the death occurred, notwithstanding any later date(s) specified in the participant’s election form(s).

(b)
Company Matching Contributions.  The Company shall contribute 10 percent of the amount each participant defers.  The Company’s contribution shall be made as of the same date as the participant’s deferral to which it relates and shall be deferred to the same payment date as the related participant deferral.

4.           Participant Accounts

For each participant there shall be established a Participant Account.  The maintenance of individual Participant Accounts is for bookkeeping purposes only.  The Company is not obligated to make actual contributions to fund this plan or to acquire or set aside any particular assets for the discharge of its obligations, nor is any participant to have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company’s obligations hereunder.

(a)
Valuation of Accounts.  A Participant’s Account shall be valued as of each day there occurs a transaction affecting the Account.  Each deferral or Company contribution shall be reflected by crediting the Participant Account with the number of shares of Company Common Stock that could be purchased at the Common Stock’s then fair market value with the amounts deferred by the participant, or contributed by the Company on behalf of a participant.  With respect to the hypothetical dividends payable on the Company Common Stock previously credited to a Participant Account, each such Participant Account shall be credited with the number of shares of Company Common Stock that could be purchased with the hypothetical dividends on the same date at the same price that shares are purchased for participants in the dividend reinvestment feature of the

 Company’s Dividend Reinvestment and Direct Stock purchase Plan.  Distributions from, or forfeiture of, the Participant Account shall be recorded as of the day of such distributions or forfeitures.  The Account shall also be adjusted as of the date of any transaction requiring additions to or distributions from the Account to reflect any gains (or losses) in the fair market value of Company Common Stock held in the Account.  Two subaccounts shall be established within the Account to track separately participant and Company contributions and the earnings and distributions on each.  The Common Stock’s fair market value shall be the composite closing price for a share of the Company’s Common Stock as listed on the New York Stock Exchange on the date before the transaction occurs.

(b)
Vesting.  All amounts credited to participant contribution subaccounts shall be fully vested at all times.  Except for the possible claims of the Company’s general creditors, they shall not be subject to forfeiture on account of any action by a participant or by the Company, including termination of employment.  Amounts credited to a participant’s Company contribution subaccount shall become fully vested on the third anniversary of the date first credited to the subaccount if the participant has been in continuous employment with the Company through the third anniversary of the contribution date, or if the participant terminates employment on account of disability, death, retirement on or after age 60, or upon a change in control as hereinafter provided. For this purpose, “disability” shall mean the participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.  Amounts payable under this Plan shall be paid only to the participant provided that in the event of his or her death payments shall be made to his or her estate.

If a participant’s Company subaccount becomes forfeitable, he or she shall forfeit both Company contributions and the earnings thereon.

5.           Payment of Deferred Amounts

No withdrawal may be made from a Participant Account except as provided in this section 5.

(a)
Commencement of Benefits.  Payments of vested amounts from an Account shall normally be made in a lump sum or annual installment payments in accordance with the participant’s deferral election and section 3 of the Plan, commencing on the Company’s first quarterly dividend payment date following an elected anniversary date or the participant’s termination of employment.

(b)
Specified Employees.  Notwithstanding any other provision of the Plan to the contrary or a Participant’s election of a payment date, a distribution from a Participant Account of a Specified Employee that is triggered by a separation from service may not be made before the date which is six months after the separation from service date.  For purposes of the Plan, the term “Specified Employee” shall have the meaning defined in Section 409A, as determined under rules established by the Committee.

(c)
Hardship Withdrawals.  Except for earlier payments expressly authorized by this Plan and Code Section 409A, no benefit may be paid earlier than the date specified in a deferral election.  Notwithstanding the payment terms set forth in a participant’s deferral election, however, the Committee may, in its sole discretion, authorize an in-service withdrawal on account of a participant’s Unforeseeable Financial Emergency.  A distribution based upon Unforeseeable Financial Emergency shall not exceed the lesser of the participant’s account balance, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payouts, after taking into account the extent to which the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship).  A distribution based upon

Unforeseeable Financial Emergency shall be permitted only to the extent permitted under Section 409A.

For purposes of the Plan, the term “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the participant that would result in severe financial hardship to the participant resulting from (i) an illness or accident of the participant, the participant’s spouse or a dependent of the participant, (ii) a loss of the participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant, all as determined in the sole discretion of the Committee.

(d)
Subsequent Deferral Election.  No subsequent deferral election shall be permitted to extend the payment of benefits beyond the payment date set forth in the relevant deferral election, except for a subsequent deferral election that satisfies all of the following conditions:

•	the subsequent election must be made 12 months or more prior to the previously-selected payment date; and

•	the new payment commencement date must be at least five years later than the previously-selected payment date; and

•	the subsequent election may not be effective until at least 12 months after the date on which it is made.

Only one such subsequent deferral election may be made after the initial deferral election.

(e)
Code Section 162(m).  If any scheduled payment from this Plan during a taxable year of the Company would, in combination with other compensatory payments to the participant during such year, result in the participant’s compensation exceeding the $1 million cap under Code Section 162(m), the Company shall defer benefit payments to the first subsequent year when the participant’s compensation will not exceed the $1 million cap.  Such payments shall be made in a manner as consistent as possible with the participant’s original deferral election.

(f)	Form of Payment. Payments for any reason other than a change in control shall be made only in stock provided that any fractional shares from a Participant Account shall be paid in cash.

(g)
Change in Control.  In the event of a change in control, all account balances shall become fully and immediately vested and shall be paid, in cash or stock as the Committee in its sole discretion may determine, within five days of the change in control.  For this purpose, the term “change in control” means a change that is a change in the ownership, a change in the effective control or a change in the ownership of a substantial portion of the assets of the Company, all as defined in IRS regulations under Code Section 409A, provided that such change also satisfies one of the following:

i.
a change of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or to Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended;

ii.
any “person” (as such term is used in Sections 13(d) and 14(d)(2) of such Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

iii.
during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(h)
Authorized Shares.  An aggregate of 100,000 shares of Company Common Stock (subject to substitution or adjustment as provided below) shall be available for stock payments under this Plan.  Such shares may be authorized and unissued shares or may be treasury shares.  In the event of any change in the Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of shares, or rights offering to purchase Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock, the number and kind of shares which thereafter are available for stock payments under the Plan shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan.

6.           Participant’s Rights Unsecured

The right of any participant or, if applicable, the participant’s estate, to receive benefits under the provisions of this Plan shall be an unsecured claim against the general assets of the Company.  Any amounts held in a Participant Account, including amounts that may be set aside by the Company for the purpose of meeting its obligations under this Plan, are a part of the Company’s general assets and shall be reachable by the general creditors of the Company.

7.           Statement of Account

Statements will be sent to participants no less frequently than annually setting forth the value of their Participant Accounts.

8.           Transferability

The rights of a participant under this Plan shall not be transferable other than by will or by the laws of descent and distribution and are exercisable during the participant’s lifetime only by the participant or by his guardian or legal representative.

9.           Plan Administrator

The administrator of this Plan shall be a committee of the Board of Directors of the Company as from time to time designated by the Board.  The Committee’s members shall not be employees of the Company.  The Committee shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions of the Plan.  The Committee may delegate some or all of its functions to another person as it may deem appropriate.

10.           Taxes

Amounts contributed to this Plan are subject to FICA and Medicare taxes at the time they become vested.  Contributed amounts are not subject to income taxes until they are paid or otherwise made available.  The Company may make arrangements with participants to ensure that any withholding requirements are satisfied, including withholding the number of shares needed to satisfy the requirements, withholding on other cash payments from the Company to the participant or receiving from the participant sufficient cash that can be used by the Company to satisfy its withholding requirements.

11.           Amendment

This Plan may at any time or from time to time be amended, modified or terminated by the Company’s Board of Directors, provided that any such amendment, modification or termination shall comply with the requirements of Code Section 409A.  No amendment, modification or termination shall, without the consent of a participant, adversely affect such participant’s accruals in his or her Participant Account.

12.           Section 409A

This Plan shall be governed by and subject to the requirements of Section 409A and shall be interpreted and administered in accordance with that intent.  If any provision of this Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.  The Committee reserves the right to take any action it deems appropriate or necessary to comply with the requirements of Section 409A and may take advantage of such transition rules under Section 409A as it deems necessary or appropriate.

13.           Governing Law

This Plan and any participant elections hereunder shall be interpreted and enforced in accordance with the laws of the State of New York.

14.           Effective Date

The original effective date of this Plan is January 1, 1998.  The effective date of this restatement is January 1, 2008.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED THEREON. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please Mark Here for Address Change or Comments ☐
SEE REVERSE SIDE

PROPOSAL ONE -
To elect the following persons as directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified.

FOR all nominees listed (except as marked to the contrary) ☐ **WITHHOLD AUTHORITY** to vote for the nominees listed ☐

Nominees

01 Josh E. Fidler	05 Norman P. Leenhouts	09 Paul L. Smith
02 Alan L. Gosule	06 Nelson B. Leenhouts	10 Amy L. Tait
03 Leonard F. Helbig, III	07 Edward J. Pettinella	
04 Roger W. Kober	08 Clifford W. Smith, Jr.	

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

____

	FOR	AGAINST	ABSTAIN
PROPOSAL TWO - To approve the Company's 2008 Stock Benefit Plan;	☐	☐	☐
PROPOSAL THREE - To approve an amendment to the Company's Deferred Bonus Plan;	☐	☐	☐
PROPOSAL FOUR - To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2008.	☐	☐	☐

Please mark, sign, date and return this proxy card using the enclosed envelope.

Signature ____________________ Signature ____________________ Date __________

NOTE: (Please sign above exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
http://www.proxyvoting.com/hme
Use the Internet to vote your proxy. Have your proxy card in hand when you access the Web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose **MLink**℠ for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

HOME PROPERTIES, INC.

REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS MAY 1, 2008

The undersigned hereby appoints Edward J. Pettinella and David P. Gardner as Proxies with full power of substitution to represent the undersigned and to vote all Common Stock of Home Properties, Inc. which the undersigned would be entitled to vote at the 2008 Annual Meeting of Stockholders of the Company to be held on May 1, 2008 and any adjournment thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲